Exhibit 4.1

EXECUTION VERSION

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of September 29, 2020

among

TRIUMPH RECEIVABLES, LLC,

as Seller

TRIUMPH GROUP, INC.,

as Servicer

THE VARIOUS PURCHASERS, LC PARTICIPANTS AND PURCHASER AGENTS FROM

TIME TO TIME PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION,

as Administrator and as LC Bank

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBIT I	Definitions

EXHIBIT II	Conditions of Purchases

EXHIBIT III	Representations and Warranties

EXHIBIT IV	Covenants

EXHIBIT V	Termination Events

SCHEDULE I	Credit and Collection Policy

SCHEDULE II	Lock-Box Banks and Lock-Box Accounts

SCHEDULE III	Actions/Suits

SCHEDULE IV	Liens

SCHEDULE V	Non-Lockbox Accounts

SCHEDULE VI	Commitments

ANNEX A	Form of Information Package

ANNEX B-1	Form of Purchase Notice

ANNEX B-2	Form of Issuance Notice

ANNEX C	Form of Assumption Agreement

ANNEX D	Form of Transfer Supplement

ANNEX E	Form of Paydown Notice

ANNEX F	Form of Compliance Certificate

ANNEX G	Form of Weekly Report

ANNEX H	Form of Letter of Credit Application

ANNEX I	Closing Memorandum

This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 29, 2020, among TRIUMPH RECEIVABLES, LLC, a Delaware limited liability company, as seller (the “Seller”), TRIUMPH GROUP, INC., a Delaware corporation (“Triumph”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), THE VARIOUS PURCHASERS, LC PARTICIPANTS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO, PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent, and PNC BANK, NATIONAL ASSOCIATION, as Administrator for each Purchaser Group (in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

This Agreement amends and restates in its entirety, as of the Closing Date, the Receivables Purchase Agreement, dated as of August 7, 2008 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Prior Agreement”), among each of the parties hereto (other than the LC Bank and LC Participants). Upon the effectiveness of this Agreement, the terms and provisions of the Prior Agreement shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Prior Agreement by this Agreement, (i) the Seller and the Servicer shall continue to be liable to PNC and any other Indemnified Party or Affected Person (as such terms are defined in the Prior Agreement) for fees and expenses which are accrued and unpaid under the Prior Agreement on the date hereof (collectively, the “Prior Agreement Outstanding Amounts”) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest created under the Prior Agreement shall remain in full force and effect as security for such Prior Agreement Outstanding Amounts until such Prior Agreement Outstanding Amounts shall have been paid in full. Upon the effectiveness of this Agreement, each reference to the Prior Agreement in any other Transaction Document shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Prior Agreement. For the avoidance of doubt, all Capital, Discount, Fees and all other amounts outstanding or owing by the Seller under the Prior Agreement remain outstanding or owing by the Seller hereunder.

The Seller (i) desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers and (ii) may, subject to the terms and conditions hereof, request that the LC Bank issue or cause the issuance of one or more Letters of Credit.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1    Purchase Facility.

(a)    On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, (i) request that (x) the Conduit Purchasers ratably (based on the aggregate Commitments of the Related Committed Purchasers in their respective Purchaser Groups), or, (y) only if a Conduit Purchaser denies such request or is unable to fund, the Related Committed Purchasers ratably (based on their respective Commitments), in each case, make purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller and (ii) request that the LC Bank issue or cause the issuance of Letters of Credit, in each case subject to the terms hereof (each such purchase, reinvestment or issuance is referred to herein as a “Purchase”). Subject to Section 1.4(b), concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a Purchase. Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make Purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller before the Facility Termination Date or, if earlier, the Purchaser Termination Date with respect to such Related Committed Purchaser, based on the applicable Purchaser Group’s Ratable Share of each Purchase requested pursuant to Section 1.2(a) (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) and, on the terms and subject to the conditions of this Agreement, the LC Bank hereby agrees to issue Letters of Credit in return for (and each LC Participant hereby severally agrees to make participation advances in connection with any draws under such Letters of Credit equal to such LC Participant’s Pro Rata Share of such draws) undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time before the Facility Termination Date. Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall any Purchaser make any Purchase hereunder if, after giving effect to such Purchase (i) such Purchaser’s aggregate Capital would exceed its Commitment, (ii) the Aggregate Capital plus the LC Participation Amount would (after giving effect to all Purchases on such date) exceed the Purchase Limit, (iii) the sum of (A) the aggregate Capital of such Purchaser, plus (B) the aggregate Capital of each other Purchaser in its Purchaser Group, plus (C) the related LC Participant’s Pro Rata Share of the LC Participation Amount, would exceed the Group Commitment of such Purchaser’s Purchaser Group or (iv) the Purchased Interest would exceed 100%.

(b)    The Seller may, upon 30 days’ prior written notice to the Administrator and each Purchaser Agent, reduce the unused portion of the Purchase Limit in whole or in part (but not below the amount which would cause the Aggregate Capital plus the LC Participation Amount to exceed the Purchase Limit or would cause the Group Capital of any Purchaser Group to exceed its Group Commitment (after giving effect to such reduction)); provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof and unless terminated in whole, the Purchase Limit shall in no event be reduced below $50,000,000 (it being understood that the Purchased Interest shall not exceed 100%). Such reduction shall, unless otherwise agreed to in writing by the Seller, the Administrator and each Purchaser Agent be applied ratably to reduce the Group Commitment of each Purchaser Group.

(c)    Each of the parties hereto hereby acknowledges and agrees that from and after the Closing Date, the Purchaser Group that includes PNC, as a Purchaser Agent and as a Purchaser, shall not include a Conduit Purchaser, and each request by the Seller for ratable Purchases by the Conduit Purchasers pursuant to Section 1.1(a) shall be deemed to be a request that the Related Committed Purchasers in PNC’s Purchaser Group make their ratable share of such Purchases.

Section 1.2    Making Purchases.

(a)    Each Funded Purchase (but not reinvestment or issuance of a Letter of Credit) hereunder may be made on any day upon the Seller’s irrevocable written notice in the form of Annex B-1 (each, a “Purchase Notice”) delivered to the Administrator and each Purchaser Agent, in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 2:00 p.m., New York City time) at least two Business Days before the requested Purchase Date, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000 or such lesser amount as agreed to by the Administrator and the Majority Purchaser Agents) and shall be in integral multiples of $100,000, in each case with respect to each Purchaser Group, (B) the date of such Funded Purchase (which shall be a Business Day) and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Capital resulting from such Funded Purchase.

(b)    On the date of each Funded Purchase (but not reinvestment or issuance of a Letter of Credit) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, each applicable Purchaser shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at PNC Bank, National Association, account number 1019825269 (or such other account as may be so designated in writing by the Seller to the Administrator and each Purchaser Agent) an amount equal to the portion of Capital relating to the undivided percentage ownership interest then being funded by such Purchaser.

(c)    Effective on the date of each Purchase, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, based on each such Purchaser’s respective outstanding Capital plus its share of the LC Participation Amount) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d)    To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator, for the benefit of the Purchasers, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) the LC Collateral Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such LC Collateral Account and amounts on deposit therein, (vi) all rights (but none of the obligations) of the Seller under the Sale Agreement, (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing and (viii) all of its other property (collectively, the “Pool Assets”). The Seller hereby authorizes the Administrator to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrator, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC. The Seller hereby acknowledges and agrees that pursuant to the Prior Agreement, the Seller granted to the Administrator a security interest in all of the Seller’s right, title and interest in, to and under the Pool Assets (as defined in the Prior Agreement). The Seller hereby confirms such security interest and acknowledges and agrees that such security interest is continuing and is supplemented and restated by the security interest granted by the Seller pursuant to this Section 1.2(d).

(e)    The Seller may, with the written consent of the Administrator and each Purchaser Agent, add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, that the Commitment of any Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Purchaser Group) shall become a party hereto, by executing and delivering to the Administrator and the Seller, an Assumption Agreement in the form of Annex C hereto (which Assumption Agreement shall, in the case of any new Purchaser or Purchasers, be executed by each Person in such new Purchaser’s Purchaser Group).

(f)    Each Related Committed Purchaser’s and related LC Participant’s obligations hereunder shall be several, such that the failure of any Related Committed Purchaser or related LC Participant to make a payment in connection with any Purchase hereunder shall not relieve any other Related Committed Purchaser or related LC Participant of its obligation hereunder to make payment for any Purchase. Further, in the event any Related Committed Purchaser or related LC Participant fails to satisfy its obligation to make a Purchase as required hereunder, upon receipt of notice of such failure from the Seller or the Administrator (or any relevant Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers or related LC Participants in such defaulting Related Committed Purchaser’s Purchaser Group shall fund the defaulting Related Committed Purchaser’s or related LC Participant’s Commitment Percentage of the related Purchase pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser; it being understood that a defaulting Related

Committed Purchaser’s Commitment Percentage of any Purchase shall be first put to the Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group and thereafter if there are no other Related Committed Purchasers in such Purchaser Group or if such other Related Committed Purchasers are also defaulting Related Committed Purchasers, then such defaulting Related Committed Purchaser’s Commitment Percentage of such Purchase shall be put to each other Purchaser Group ratably and applied in accordance with this paragraph (f)). Notwithstanding anything in this paragraph (f) to the contrary, no Related Committed Purchaser shall be required to make a Purchase pursuant to this paragraph for an amount which would cause the aggregate Capital of such Related Committed Purchaser (after giving effect to such Purchase) to exceed its Commitment.

Section 1.3    Purchased Interest Computation. The Purchased Interest shall be initially computed on the Closing Date. Thereafter, until the Facility Termination Date, such Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall be deemed to be 100%. The Purchased Interest shall become zero on the Final Payout Date.

Section 1.4    Settlement Procedures.

(a)    The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement and applicable regulatory law. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b)    The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i)    set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group, out of such Collections, first, an amount equal to the Aggregate Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the fees set forth in each Purchaser Group Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the aggregate Purchasers’ Share of the Servicing Fee accrued through such day and not previously set aside,

(ii)    subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of each Purchaser Group, the remainder of such Collections. Such remainder shall, to the extent representing a return on the Aggregate Capital, be automatically reinvested ratably, according to each Purchaser’s Capital, in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if after giving effect to such reinvestment, (x) the Purchased Interest would exceed 100% or (y) the sum of the Aggregate Capital plus the LC Participation Amount would exceed the Purchase Limit then in effect, then the Servicer shall not reinvest, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100% or cause the sum of the Aggregate Capital plus the LC Participation Amount not to exceed the Purchase Limit, as the case may be, which amount shall either (x) be deposited ratably to each Purchaser Agent’s account (for the benefit of its related Purchasers) or (y) be deposited in the LC Collateral Account, as applicable, on the next Settlement Date in accordance with Section 1.4(c); provided, further, that (x) in the case of any Purchaser that is a Conduit Purchaser, if such Conduit Purchaser has provided notice (a “Declining Notice”) to its Purchaser Agent, the Administrator, and the Servicer that such Purchaser (a “Declining Conduit Purchaser”) no longer wishes Collections with respect to any Portion of Capital funded or maintained by such Conduit Purchaser to be reinvested pursuant to this clause (ii), and (y) in the case of any Purchaser with respect to which the Purchaser Termination Date has occurred (an “Exiting Purchaser”) then in either case (x) or (y), above, such Collections shall not be reinvested and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii), below.

(iii)    if such day is a Termination Day (or any day following the provision of a Declining Notice or the occurrence of the Purchaser Termination Date with respect to any Purchaser), set aside, segregate and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of the Collections (or in the case of a Declining Conduit Purchaser or an Exiting Purchaser an amount equal to such Declining Conduit Purchaser’s or Exiting Purchaser’s ratable share of such Collections based on its Capital; provided, that solely for the purpose of determining such Declining Conduit Purchaser’s or Exiting Purchaser’s ratable share of such Collections, such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital shall be deemed to remain constant from the date of the provision of a Declining Notice or the occurrence of the Purchaser Termination Date with respect to such Purchaser, as the case may be, until the date such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital has been paid in full; it being understood that if such day is also a Termination Day, such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Capital (as recalculated)); provided, that if amounts are set aside and held in trust on any Termination Day (or any day following the provision of a Declining Notice or the occurrence of the Purchaser Termination Date with respect to any Purchaser) and, thereafter, the conditions set forth in Section 2 of Exhibit II or giving rise to the related Facility Termination Date are satisfied or cured or waived by the Majority Purchaser Agents (or in the case of a Declining Notice or the occurrence of the Purchaser Termination Date with respect to any Purchaser, such Declining Notice or occurrence of the Purchaser Termination Date with respect to such Purchaser, as the case may be, has been revoked by the related Declining Conduit Purchaser or waived by the related Exiting Purchaser, as the case may be, and written notice thereof has been provided to the Administrator, the related Purchaser Agent and the Servicer), such previously set-aside amounts shall, to the extent representing a return on Aggregate Capital (or the Capital of the Declining Conduit Purchaser or Exiting Purchaser, as the case may be) and ratably in accordance with each Purchaser’s Capital, be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction, cure or waiver of conditions or revocation of Declining Notice or waiver of such Purchaser Termination Date, as the case may be, and

(iv)    release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess, if any, of: (w) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (x) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (y) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables plus (z) all other amounts then due and payable by the Seller under this Agreement (as notified to the Servicer by the Administrator) to the Purchasers, the LC Participants, the Purchaser Agents, the Administrator and any other Indemnified Party or Affected Person.

(c)    The Servicer shall, in accordance with the priorities set forth in Section 1.4(d), below, deposit into each applicable Purchaser Agent’s account (or such other account designated by such applicable Purchaser or its Purchaser Agent), on each Settlement Date in the case of Collections held for each Purchaser with respect to such Purchaser’s Portion(s) of Capital pursuant to clause (b)(i) or paragraph (f), plus the amount of Collections then held for the related Purchasers pursuant to clauses (b)(ii) and (iii) of this Section 1.4; provided, that if Triumph or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Triumph (or such Affiliate) that such right is revoked, Triumph (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the aggregate Purchasers’ Share of the Servicing Fee.

(d)    The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c), as follows:

(i)    if such distribution occurs on a day that is not a Termination Day:

(1)    first, to each Purchaser Agent ratably according to the Discount accrued during the Yield Period ending on the Settlement Date on which such Discount is distributed (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued and unpaid Discount and Fees (other than Servicing Fees) with respect to each Portion of Capital maintained by such Purchasers, and

(2)    second, if the Servicer has set aside amounts in respect of the Purchasers’ Share of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to paragraph (c), to the Servicer’s own account (payable in arrears on each Settlement Date) in payment in full of the aggregate of the Purchasers’ Share of accrued Servicing Fees so set aside, and

(ii)    if such distribution occurs on a Termination Day:

(1)    first, if Triumph or an Affiliate thereof is not the Servicer, to the Servicer’s own account in payment in full of the Purchasers’ Share of all accrued Servicing Fees,

(2)    second, to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Discount and Fees (other than Servicing Fees) payable to all Purchasers at such time) (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount and Fees with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group,

(3)    third, to each Purchaser Agent ratably according to the aggregate of the Capital of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Capital,

(4)    fourth, to the LC Collateral Account for the benefit of the LC Bank and the LC Participants (x) the amount necessary to cash collateralize the LC Participation Amount until the amount of cash collateral held in such LC Collateral Account (other than amount representing LC Fee Expectation) equals 100% of the LC Participation Amount (determined as if such Collections had been applied to reduce the aggregate outstanding amount of the LC Participation Amount) and (y) an amount equal to the LC Fee Expectation at such time (or such portion thereof not currently on deposit in the LC Collateral Account);

(5)    fifth, if the Aggregate Capital and accrued Aggregate Discount with respect to each Portion of Capital for all Purchaser Groups have been reduced to zero, and the Purchasers’ Share of all accrued Servicing Fees payable to the Servicer (if other than Triumph or an Affiliate thereof) have been paid in full, to each Purchaser Group ratably, based on the amounts then due and payable to each (for the benefit of the Purchasers within such Purchaser Group), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts then due and payable thereto by the Seller or Servicer hereunder, and

(6)    sixth, to the Servicer’s own account (if the Servicer is Triumph or an Affiliate thereof) in payment in full of the aggregate of the Purchasers’ Share of all accrued Servicing Fees.

Each Purchaser Agent, upon its receipt of any such payments or distributions, shall distribute such amounts to the applicable Purchasers within its Purchaser Group ratably; provided that if such Purchaser Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Purchaser Agent shall pay such amounts to the applicable Purchasers within its Purchaser Group in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Purchaser Group) among all such Persons in such Purchaser Group entitled to payment thereof. After the Aggregate Capital, Aggregate Discount, fees payable pursuant to each Purchaser Group Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator, the Structuring Agent or any other Indemnified Party or Affected Person hereunder, have been paid in full, and after an amount equal to 100% of the LC Participation Amount and the LC Fee Expectation has been deposited in the LC Collateral Account, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

(e)    For the purposes of this Section 1.4:

(i)    if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4;

(ii)    if on any day any of the representations or warranties in Sections 1(j) or 3(a) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay any and all such amounts to a Lock-Box Account (or as otherwise directed by the Administrator at such time) for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4 (Collections deemed to have been received pursuant to clause (i) or (ii) of this paragraph (e) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)    except as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)    if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f)    If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital) the Seller may do so as follows:

(i)    the Seller shall give the Administrator, each Purchaser Agent and the Servicer written notice in the form of Annex E (each, a “Paydown Notice”) (A) at least two Business Days prior to the date of such reduction for any reduction of the Aggregate Capital less than or equal to $20,000,000 (or such greater amount as agreed to by the Administrator and the Majority Purchaser Agents) and (B) at least five Business Days prior to the date of such reduction for any reduction of the Aggregate Capital greater than $20,000,000, and each such Paydown Notice shall include, among other things, the amount of such proposed reduction and the proposed date on which such reduction will commence;

(ii)    on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii)    the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Capital, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the next Settlement Date (or such other date as agreed to by the Administrator) with respect to any Portions of Capital maintained by such Purchaser immediately following the related current Yield Period, and the Aggregate Capital (together with the Capital of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;

provided, that:

(A)    the amount of any such reduction shall be not less than $1,000,000 or an integral multiple of $100,000 in excess thereof (to be applied pro rata in accordance with the Aggregate Capital outstanding) and the Purchased Interest shall not exceed 100%; and

(B)    with respect to any Portion of Capital, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period.

Section 1.5    Fees. The Seller shall pay to each Purchaser Agent for the benefit of the Purchasers and Liquidity Providers in the related Purchaser Group and/or the Structuring Agent in accordance with the provisions set forth in Section 1.4(d) certain fees in the amounts and on the dates set forth in one or more fee letter agreements, among the Seller, the applicable Purchaser Agent, the Administrator and/or the Structuring Agent, respectively (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, each, a “Purchaser Group Fee Letter”) and each of the Purchaser Group Fee Letters may be referred to collectively as, the “Fee Letters”).

Section 1.6    Payments and Computations, Etc.

(a)    All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the account for each Purchaser maintained by the applicable Purchaser Agent (or such other account as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer). All amounts received after 2:00 p.m. (New York City time) will be deemed to have been received on the next Business Day.

(b)    The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

(c)    All computations of interest under paragraph (b) and all computations of Discount, Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7    Increased Costs.

(a)    If, after the Initial Closing Date, the Administrator, any Purchaser, Purchaser Agent, Liquidity Provider or Program Support Provider or any of their respective Affiliates (each an “Affected Person”) determines that any Change in Law affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make Purchases of (or otherwise to maintain the investment in) Pool Receivables or to issue or maintain any such Letter of Credit or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs (including any Taxes or Other Taxes that are Indemnified Taxes other than Indemnified Taxes governed by Section 1.10) and maintenance of bargained for yield in the light of such circumstances, to the extent that such Affected Person determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Administrator by an authorized officer of such Affected Person shall be conclusive and binding for all purposes.

(b)    If due to any Change in Law, there shall be any increase after the Initial Closing Date in the cost (including any Taxes or Other Taxes that are Indemnified Taxes other than Indemnified Taxes governed by Section 1.10) to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest (or its portion thereof and including, without limitation, funding or maintaining its Capital or issuing or maintaining any Letter of Credit), then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield. A certificate as to such amounts submitted to the Seller and the Administrator by an authorized officer of such Affected Person shall be conclusive and binding for all purposes.

Section 1.8    Requirements of Law.

(a)    If, after the Initial Closing Date, any Affected Person determines that (i) the introduction of or any change in or in the interpretation of any law, rule or regulation after the date hereof, or (ii) compliance with any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) made after the Initial Closing Date:

(i)    does or shall subject such Affected Person to any increase in the Purchased Interest (or its portion thereof) or in the amount of Capital relating thereto, or

(ii)    does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, Purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or LMIR hereunder, and the result of any of the foregoing is: (1) to increase the cost to such Affected Person of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein), any Portion of Capital or any Letter of Credit, or (2) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred.

(b)    If an Affected Person requests compensation under this Section 1.8, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the applicable Purchaser Agent by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

Section 1.9    Funding Losses.

(a)    The Seller shall compensate each Affected Person, upon written request by such Person for all losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by it to fund or maintain any Portion of Capital hereunder at an interest rate determined by reference to the Euro-Rate or LMIR and any loss sustained by such Person in connection with the re-employment of such funds), which such Affected Person may sustain with respect to funding or maintaining such Portion of Capital at the Euro-Rate or LMIR if, for any reason, after the applicable request by the Seller to fund or maintain such Portion of Capital at an interest rate determined by reference to the Euro-Rate or LMIR, such funding or maintenance does not occur on a date specified therefor.

(b)    If an Affected Person requests compensation under this Section 1.9, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the applicable Purchaser Agent by such Affected Person and shall be conclusive and binding for all purposes.

Section 1.10    Taxes.

(a)    The Seller agrees that:

(i)    Any and all payments by the Seller under this Agreement and any other Transaction Document shall be made free and clear of and without deduction or withholding for any Taxes or Other Taxes; provided, however that such payments shall exclude overall income, franchise or branch profits taxes, in any case, imposed on the Person receiving such payment by the Seller hereunder by the jurisdiction under whose laws such Person is organized, the jurisdiction of such Person’s principal place of business or the jurisdiction in which such Person holds its undivided percentage ownership interest in the Purchased Interest, or any political subdivision thereof and any U.S. federal withholding Taxes imposed under FATCA (all such Taxes other than those referred to in the proviso above shall hereinafter be referred to as “Indemnified Taxes”). If the Seller shall be required by law to deduct or withhold any Indemnified Taxes from or in respect of any sum payable hereunder to any Purchaser, any Liquidity Provider, Program Support Provider or the Administrator, then the sum payable shall be increased by the amount necessary to yield to such Person (after payment of all Taxes or Other Taxes and including such deductions and withholdings applicable to additional sums payable under this Section 1.10) an amount equal to the sum it would have received had no such deductions or withholdings been made.

(ii)    Whenever any Taxes are payable by the Seller pursuant to this Section 1.10, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of any Purchaser or any Liquidity Provider or other Program Support Provider, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person. If the Seller fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence pursuant to this Section 1.10, the Seller shall indemnify the Administrator and/or any other Affected Person, as applicable, for any incremental Indemnified Taxes, interest or penalties that may become payable by such party as a result of any such failure.

(b)    The Seller shall indemnify each Affected Person within ten days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Affected Person on or with respect to any payment by or on account of any obligation of the Seller hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding anything to the contrary in Sections 1.7, 1.8, 3.1 or 6.4(a), Indemnified Taxes shall be governed exclusively by this Section 1.10.

(c)    If an Affected Person determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by the Seller pursuant to this Section 1.10, it shall pay over such refund or credit to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 1.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any applicable Taxes payable in respect of such interest); provided, that the Seller, upon the request of such Affected Person, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Affected Person in the event such Affected Person is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (c), in no event will an Affected Person be required to pay any amount to the Seller pursuant to this paragraph (c) the payment of which would place such Affected Person in a less favorable net after-Tax position than such Affected Person would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid. This Section 1.10 shall not be construed to require any Affected Person to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Seller or any other Person.

(d)    If an Affected Person requests indemnification or repayment under this Section 1.10, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the applicable Purchaser Agent by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

(e)    Notwithstanding anything to the contrary in this Agreement (including, for the avoidance doubt, Section 1.2), all parties to this Agreement covenant and agree to treat any Purchase under this Agreement as debt for all federal income tax purposes (the “Intended Tax Treatment”), and as such it is understood that for such federal income tax purposes Purchased Interests will be treated as evidence of indebtedness, each Purchase will be treated as a loan from the applicable Purchaser to the Seller secured by an undivided ownership interest in the Pool Receivables and Related Security, all Collections and other proceeds thereof, and all rights and remedies of the Seller under the Sale Agreement (it further being understood that all payments representing Discount, fees and other amounts accrued under this Agreement or the other Transaction Documents shall be deemed to constitute interest payments). All parties to this Agreement agree not to take any position on any tax return inconsistent with the Intended Tax Treatment.

Section 1.11    Inability to Determine Euro-Rate or LMIR.

(a)    If the Administrator (or any Purchaser Agent) determines before the first day of any Yield Period (or solely with respect to LMIR, on any day) (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, (i) deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, (ii) adequate means do not exist for ascertaining the Euro-Rate or LMIR for such Yield Period (or portion thereof) or (iii) the Euro-Rate or LMIR does not accurately reflect the cost to any Purchaser (as determined by the related Purchaser or the applicable Purchaser Agent) of maintaining any Portion of Capital during such Yield Period (or portion thereof), then the Administrator shall give notice thereof to the Seller. Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR shall, on the last day of the then current Yield Period (or solely with respect to LMIR, immediately), be converted to the Alternate Rate determined by reference to the Base Rate.

(b)    If, on or before the first day of any Yield Period (or solely with respect to LMIR, on any day), the Administrator shall have been notified by any Purchaser, Purchaser Agent or Liquidity Provider that such Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change after the date hereof in any applicable law, rule or regulation, or any change in interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate or LMIR, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR shall be converted to the Alternate Rate determined by reference to the Base Rate either (i) on the last day of the then current Yield Period (or solely with respect to LMIR, immediately) if such Person may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate or LMIR to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate or LMIR to such day.

Section 1.12    Successor Euro-Rate or LMIR.

(a)    Notwithstanding anything to the contrary herein or in any other Transaction Document, if the Administrator determines that a Benchmark Transition Event or an Early Opt-in Event has occurred with respect to the Euro-Rate or LMIR, the Administrator and the Seller may amend this Agreement to replace the Euro-Rate or LMIR, as applicable, with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrator has provided such proposed amendment to all Purchasers, so long as the Administrator has not received, by such time, written notice of objection to such amendment from the Majority Purchaser Agents. Until the Benchmark Replacement with respect to the Euro-Rate or LMIR, as applicable, is effective, each Portion of Capital funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR will continue to be funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR, as applicable; provided however, during a Benchmark Unavailability Period (i) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to (A) the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate at the expiration of the existing Yield Period (or sooner, if the Administrator cannot continue to lawfully maintain such affected Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate or LMIR, as applicable) and (B) LMIR shall be converted to the Alternate Rate determined by reference to the Base Rate immediately and (ii) the component of the Alternate Rate based upon the Euro-Rate or LMIR, as applicable, will not be used in any determination of the Alternate Rate.

(b)    In connection with the implementation of a Benchmark Replacement, the Administrator will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)    The Administrator will promptly notify the Seller and the Purchasers of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrator or the Majority Purchaser Agents pursuant to this Section 1.12 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 1.12.

Section 1.13    Notice of Purchaser Termination Date. Each Purchaser Agent agrees to give the Seller, the Servicer and the Administrator written notice of the decision by the Liquidity Providers under the Liquidity Agreement related to the Conduit Purchaser in such Purchaser Agent’s Purchaser Group regarding the extension of the then current scheduled commitment expiration date under such Liquidity Agreement at least 90 days’ prior to such scheduled commitment expiration date.

Section 1.14    Letters of Credit; Participations. Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Exhibit II, the LC Bank shall issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of the Seller (and, if applicable, on behalf of, or for the account of, an Originator or an Affiliate of such Originator in favor of such beneficiaries as such Originator or an Affiliate of such Originator may elect with the consent of the Seller); provided, however, that the LC Bank’s obligation to issue a Letter of Credit shall be subject in all respects to the limitations set forth in Section 1.1(a). Discount shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.

Section 1.15    Issuance of Letters of Credit.

(a)    The Seller may request that the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 2:00 p.m., New York City time, issue a Letter of Credit by delivering to the Administrator, each Purchaser Agent and the LC Bank a letter of credit application (the “Letter of Credit Application”), substantially in the form of Annex H attached hereto and an Issuance Notice, in substantially the form of Annex B-2 hereto, in each case completed to the satisfaction of the Administrator and the LC Bank; and such other certificates, documents and other papers and information as the Administrator and the LC Bank may reasonably request.

(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the date in clause (a) of the definition of “Facility Termination Date”. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the date in clause (a) of the definition of “Facility Termination Date” or (y) the LC Bank determines that any condition precedent (including, without limitation, those set forth in Section 1.1(a) or Exhibit II) to issuing such Letter of Credit hereunder is not satisfied (other than any such condition requiring the Seller to submit a Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or, at the written direction of any LC Participant, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Seller and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c)    Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to have sold and transferred to each LC Participant, and each LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such LC

Participant’s Pro Rata Share, in such Letter of Credit, each drawing made thereunder and the obligations of the Seller hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata Shares of the LC Participants pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this Section 1.15(c) to reflect the new Pro Rata Shares of the assignor and assignee LC Participant or of all LC Participants with Commitments, as the case may be. In the event that the LC Bank makes any payment under any Letter of Credit and the Seller shall not have reimbursed such amount in full to the LC Bank pursuant to Section 1.17(a), each LC Participant shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with Section 1.17(b).

Section 1.16    Requirements For Issuance of Letters of Credit. The Seller shall authorize and direct the LC Bank to name the Seller, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit.

Section 1.17    Disbursements, Reimbursement.

(a)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrator, each Purchaser Agent and the Seller of such request. The Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to noon (New York City time), on each day (or if such day is not a Business Day, on the next succeeding Business Day) that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. Available funds on deposit in the LC Collateral Account may be applied by the Administrator to satisfy the Reimbursement Obligation in respect of such drawing or a portion thereof. In the event the Seller fails to so reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by noon (New York City time) on the Drawing Date (including because the conditions precedent to a Purchase requested by the Seller pursuant to Section 1.2 shall not have been satisfied), the LC Bank will promptly notify each LC Participant thereof. Any notice given by the LC Bank pursuant to this Section 1.17 may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b)    Each LC Participant shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing (a “Participation Advance”), whereupon the LC Participants shall each be deemed to have made a Purchase in that amount. If any LC Participant so notified fails to make available to the LC Bank the amount of such LC Participant’s Pro Rata Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Overnight Bank Funding Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice to each LC Participant of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this clause (b). Each LC Participant’s Commitment shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C)  all Indemnified Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 1.18     Repayment of Participation Advances.

(a)    Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a Participation Advance to the LC Bank or (ii) in payment of Discount on the Purchases made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.

(b)    If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata Share of any amounts so returned by the LC Bank plus interest at the Overnight Bank Funding Rate, from the date the payment was first made to such LC Participant through, but not including, the date the payment is returned by such LC Participant.

(c)    Pursuant to and in accordance with Section 1.4(d)(ii)(4), if any Letters of Credit are outstanding and undrawn on the Facility Termination Date, the LC Collateral Account shall be funded from Collections (or, at the Seller’s sole option in the Seller’s sole discretion, by other funds available to the Seller) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated and documented to the Seller and the Servicer by the LC Bank, the “LC Fee Expectation”).

Section 1.19    Documentation; Documentary and Processing Charges. The Seller agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Seller and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Seller shall pay to the LC Bank for its own account any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Bank relating to letters of credit as from time to time in effect. Such customary fees shall be due upon demand and payable pursuant to and in accordance with the priority of payments set forth in Section 1.4 and shall be nonrefundable.

Section 1.20    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 1.21    Nature of Participation and Reimbursement Obligations. Each LC Participant’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a)    any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Bank, the Administrator, the Purchaser Agents, the Purchasers, the Seller, the Servicer, an Originator, the Performance Guarantor or any other Person for any reason whatsoever;

(b)    the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(c)    any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which Seller, the Servicer, an Originator, the Performance Guarantor or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the LC Bank, the Administrator, any Purchaser, any Purchaser Agent or any other Person for any reason whatsoever;

(d)    any claim of breach of warranty that might be made by the Seller, an Originator or an Affiliate thereof, the LC Bank or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller, the Servicer, the LC Bank or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any LC Participant, the Administrator, any Purchaser or any Purchaser Agent or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(e)    the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrator or the LC Bank has been notified thereof;

(f)    payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)    any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller;

(i)    any Material Adverse Effect on the Seller, any Originator or any Affiliates thereof;

(j)    any breach of this Agreement or any other Transaction Document by any party thereto;

(k)    the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, any Originator or any Affiliate thereof;

(l)    the fact that a Termination Event or an Unmatured Termination Event shall have occurred and be continuing;

(m)    the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated; and

(n)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 1.22    Indemnity. In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrator, the LC Bank, each LC Participant, each other Indemnified Party and each of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrator, the LC Bank, any LC Participant, any other Indemnified Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified or its Affiliates as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

Section 1.23    Liability for Acts and Omissions. As between the Seller, on the one hand, and the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers, on the other hand, the Seller assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the respective foregoing, none of the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank, any LC Participant or any Purchaser shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be encrypted; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. In no event shall the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller, any LC Participant or any other Person.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1    Representations and Warranties; Covenants. Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2    Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (e) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III

INDEMNIFICATION

Section 3.1    Indemnities by the Seller. Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby agrees to indemnify and hold harmless the Administrator, each Purchaser Agent, each Liquidity Provider, each Program Support Provider and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, costs and expenses (including Attorney Costs) (all of the foregoing collectively, the “Indemnified Amounts”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Purchased Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Administrator as attorney in fact for the Seller or any Originator hereunder or under any other Transaction Document), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Amounts to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) the financial inability to pay of the Obligor and for which reimbursement would constitute recourse to any Originator, Triumph, the Seller or the Servicer for uncollectible Receivables or (c) such Indemnified Amounts constitute Taxes other than any Taxes or Other Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim; provided, however that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Amounts (including losses in respect of uncollectible Receivables, regardless, for purposes of these specific matters, of whether reimbursement therefor would constitute recourse to the Seller or the Servicer) to the extent relating to or resulting from:

(i)    the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable;

(ii)    any representation or warranty or statement made or deemed made by the Seller (or any employee, officer or agent of the Seller) under or in connection with this Agreement, any Transaction Document, any Information Package, any Weekly Report or any other information or report delivered by or on behalf of the Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(iii)    the failure by the Seller to comply with any applicable law, rule or regulation related to any Receivable or related Contract, or the nonconformity of any Receivable or related Contract with any such applicable law, rule or regulation;

(iv)    the failure of the Seller to vest and maintain vested in the Administrator, for the benefit of the Purchasers, a first-priority perfected ownership or security interest in the Purchased Interest and the property conveyed hereunder, free and clear of any Adverse Claim other than the Judgment Lien;

(v)    any commingling by the Seller or the Servicer of funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds of the Seller or any Originator;

(vi)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or at any other time;

(vii)    any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement;

(viii)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(ix)    any failure of the Seller (or any of its Affiliates acting as Servicer or Sub-Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement, any Contract or any other Transaction Document to which it is a party;

(x)    any action taken by the Administrator as attorney in fact for the Seller or any Originator pursuant to this Agreement or any other Transaction Document;

(xi)    any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xii)    the use of proceeds of Purchases or the issuance of any Letter of Credit; or

(xiii)    any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

Section 3.2    Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Information Package or Weekly Report, as of the date such Information Package or Weekly Report is delivered pursuant to Sections 1(a)(ii) and 2(a)(ii) or Sections 1(a)(iii) and 2(a)(iii), as applicable, of Exhibit IV to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct in all material respects, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party, to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party or (f) the failure by the Seller to pay when due any amount described in Section 1.10; excluding only such amounts to the extent a final judgment of a court of competent jurisdiction holds that such amounts resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification; provided, however that nothing contained in this sentence shall limit the liability of Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1    Appointment of the Servicer.

(a)    The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 4.1. Until the Administrator gives notice to Triumph (in accordance with this Section 4.1) of the designation of a new Servicer, Triumph is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents) designate as Servicer any Person (including itself) to succeed Triumph or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)    Upon the designation of a successor Servicer as set forth in paragraph (a), Triumph agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Triumph shall cooperate with and assist such new Servicer. In connection with such cooperation, Triumph shall, upon request by the Administrator: (i) assemble all of the records (including all Contracts) necessary or desirable to collect the Pool Receivables and the Related Security and transfer such records to the successor Servicer, (ii) transfer or license to the successor Servicer the use of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers), at a place selected by the Administrator, and (iii) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

(c)    Triumph acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and each member in each Purchaser Group have relied on Triumph’s agreement to act as Servicer hereunder. Accordingly, Triumph agrees that it will not voluntarily resign as Servicer.

(d)    The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall have agreed in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each member of each Purchaser Group shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or an Affiliate of Triumph, the Administrator and the Majority Purchaser Agents shall have consented in writing in advance to such delegation.

(e)    At any time following the occurrence and during the continuation of a Termination Event, the Administrator may request the Servicer to, and upon such request the Servicer shall: (i) assemble all of the records reasonably necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer, except to the extent prohibited by applicable law, licenses or other agreement, the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers), except to the extent prohibited by applicable law, licenses or other agreement, at a place selected by the Administrator, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

Section 4.2    Duties of the Servicer.

(a)    The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the applicable Credit and Collection Policy. The Servicer shall set aside for the accounts of the Seller and the Purchasers the amount of Collections to which each is entitled in accordance with Article I hereof. The Servicer may, in accordance with the applicable Credit and Collection Policy, take such action, including extensions, amendments, modifications, waivers or restructurings of Pool Receivables and the related Contracts (each such action, a “Modification”), as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments permitted under the Credit and Collection Policies; provided, however, that for the purposes of this Agreement: (i) no Modification shall change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) no Modification shall alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable under this

Agreement or limit the rights of any Purchaser, Purchaser Agent or the Administrator under this Agreement and (iii) if a Termination Event or Unmatured Termination Event has occurred and is continuing and Triumph or an Affiliate thereof is serving as the Servicer, Triumph or such Affiliate may make a Modification only upon prior approval of the Administrator. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of the Purchasers, in accordance with their respective interests), all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Termination Event has occurred and is continuing, the Administrator (with the consent of the Majority Purchaser Agents) may direct the Servicer (whether the Servicer is Triumph or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b)    The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness to which the Seller is entitled that is not a Pool Receivable, less, if Triumph or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Triumph or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness to which the Seller is entitled that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date.

After such termination, if Triumph or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3    Lock-Box Account Arrangements. Prior to the Closing Date, the Seller shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered counterparts of each to the Administrator. Upon the occurrence of a Termination Event or a Minimum Liquidity Event, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (upon the direction of the Majority Purchaser Agents) at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive control of the Lock-Box Accounts transferred to the Administrator (for the benefit of the Purchasers) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the Collections that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator gives such notice to a Lock-Box Bank that the Administrator is exercising its rights under the related Lock-Box Agreement pursuant to clause (a) above, the Administrator shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator or any Purchaser Agent may reasonably request to transfer such control.

Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, any member of any Purchaser Group, any Indemnified Party or Affected Person or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section  4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).

Section 4.4     Enforcement Rights.

(a)    At any time following the occurrence of a Termination Event:

(i)    the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee;

(ii)    the Administrator may instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee on behalf of such Purchaser Groups), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may, fails to so promptly notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)    the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee; and

(iv)    the Administrator may collect any amounts due from any Originator under the Sale Agreement.

(b)    The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing

Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5    Responsibilities of the Seller.

(a)    Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator, the Purchaser Agents or any of the Purchasers shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer, Triumph or the Originators thereunder.

(b)    Triumph hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Triumph shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Triumph conducted such data-processing functions while it acted as the Servicer.

Section 4.6    Servicing Fee.

(a)    Subject to paragraph (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the average aggregate Outstanding Balance of the Pool Receivables. The Purchasers’ Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid directly by the Seller.

(b)    If the Servicer ceases to be Triumph or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to paragraph (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 105% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

ARTICLE V

THE AGENTS

Section 5.1    Appointment and Authorization.

(a)    Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints PNC Bank, National Association, as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto.

The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b)    Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c)    Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d)    In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

Section 5.2    Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3    Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, the Servicer, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Servicer, any Originator or any of their respective Affiliates.

Section 5.4    Reliance by Agents.

(a)    Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b)    The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(c)    The Purchasers within each Purchaser Group with a majority of the Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such Majority Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d)    Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of

“Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5    Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Administrator has received notice from any Purchaser, Purchaser Agent, the Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Majority Purchaser Agents unless such action otherwise requires the consent of all Purchasers), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

Section 5.6    Non-Reliance on Administrator, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Triumph, the Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Triumph, the Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Triumph, the Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7    Purchasers, Administrator, Purchaser Agents and Affiliates. Each of the Administrator, the Purchasers and the Purchaser Agents and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, Triumph, the Servicer or any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this

Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.

Section 5.8    Indemnification. Each Related Committed Purchaser shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, the Servicer or any Originator and without limiting the obligation of the Seller, the Servicer, or any Originator to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or such Person as finally determined by a court of competent jurisdiction).

Section 5.9    Successor Administrator. The Administrator may, upon at least five (5) days’ notice to the Seller, each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until a successor Administrator is appointed by the Majority Purchaser Agents and the LC Bank and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, the LC Bank and the Majority Purchaser Agents, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, to the extent required by the securitization program of any Conduit Purchaser, no such material amendment shall be effective until the Rating Agency Condition shall have been satisfied with respect thereto; provided, further that no amendment to the definition of “Concentration Percentage” shall be effective until the Rating Agency Condition shall have been satisfied with respect thereto; provided, further that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrator, any Purchaser Agent or any Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change the amount of Capital of any Purchaser, any Purchaser’s pro rata share of the Purchased Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser Agents” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve,” “Loss Reserve Percentage,” “Designated Ineligible Receivable,” “Dilution Reserve,” “Dilution Reserve Percentage,” “Yield Reserve,” “Dilution Component Reserve” or “Termination Event”, (H) amend or modify the Pro Rata Share of any LC Participant, or (I) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. No failure on the part of the Purchasers, the Purchaser Agents or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communications) and shall be personally delivered or sent by facsimile or email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth under its name on the signature pages hereof (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or email, when sent, receipt confirmed by telephone or electronic means.

Section 6.3    Successors and Assigns; Participations; Assignments.

(a)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrator, the Purchaser Agents and the LC Bank.

(b)    Participations. Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each, a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto.

(c)    Assignments by Related Committed Purchasers. Any Related Committed Purchaser may assign to one or more Persons (each, a “Purchasing Related Committed Purchaser”), acceptable to (i) the Administrator, the LC Bank and the related Purchaser Agent, in its sole discretion if such assignee is an Affiliate of any member of an existing Purchaser Group and (ii) solely with respect to any assignee that is not an Affiliate of a member of an existing Purchaser Group, the Administrator and the related Purchaser Agent and, so long as no Termination Event has occurred, the Seller (such consent not to be unreasonably withheld), any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, such related Purchaser Agent and the Administrator. Any such assignment by a Related Committed Purchaser cannot be for an amount less than $20,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, if any, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price, if any, paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and a related “LC Participant” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment and, if applicable, selling related LC Participant’s Pro Rata Share of the LC Participation Amount.

(d)    Assignments to Liquidity Providers and other Program Support Providers. Any Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its portion of the Purchased Interest. In the event of any such grant by such Conduit Purchaser of a participating interest to a Liquidity Provider or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Provider and Program Support Provider of any Conduit Purchaser hereunder shall be entitled to the benefits of Section 1.7.

(e)    Other Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(f)    Opinions of Counsel. If required by the Administrator or the applicable Purchaser Agent or to maintain the ratings of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.

(g)    Certain Pledges. Without limiting the right of any Purchaser to sell or grant interests, security interests or participations to any Person as otherwise described in this Section 6.3, any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure its obligations as a Purchaser hereunder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

(h)    Register. The Administrator, acting solely for this purpose as a non-fiduciary agent of the Seller, shall maintain a register (the “Register”) on which it shall record each Purchaser or assignee, as applicable, with respect to such person’s rights under this Agreement and in respect of the Commitments, Purchased Interests, and Discount. The Register shall include the names and addresses of the Purchaser, assignees, participants or successors and the percentage or portion of such rights and obligations assigned or participated. The entries in the Register shall be conclusive absent manifest error; provided, however, that a failure to make any such recordation, or any error in such recordation shall not affect the Seller’s obligations in respect of such rights.

Section 6.4    Costs, Expenses and Taxes.

(a)    By way of clarification, and not of limitation of Sections 1.7 or 3.1, the Seller shall pay to the Administrator, the LC Bank each Liquidity Agent, each Purchaser Agent and each member of each Purchaser Group on demand all costs and expenses in connection with (i) the preparation, execution, delivery and administration (including amendments or waivers of any provision) of this Agreement or the other Transaction Documents and other documents to be delivered hereunder and thereunder, (ii) the sale of the Purchased Interest (or any portion thereof) from the Seller to the Purchasers hereunder, (iii) the perfection (and continuation) of the Administrator’s rights in the Receivables, Collections and other Pool Assets, (iv) the enforcement by the Administrator, the LC Bank, any Purchaser Agent or any member of any Purchaser Group of the obligations of the Seller, the Servicer or the Originators under the Transaction Documents or of any Obligor under a Receivable and (v) the maintenance by the Administrator of the Lock-Box Accounts (and any related lock-box or post office box), including Attorney Costs of legal counsel for the Administrator, the LC Bank and any member of any Purchaser Group relating to any of the foregoing or to advising the Administrator, the LC Bank, any member of any Purchaser Group, any related Liquidity Provider or any other related Program Support Provider about its rights and remedies under any Transaction Document or any other document, agreement or instrument related thereto and all costs and out-of-pocket expenses (including Attorney Costs) of the Administrator, the LC Bank, each Purchaser Agent and each Purchaser in connection with the enforcement or administration of the Transaction Documents or any other document, agreement or instrument related thereto. The Seller shall reimburse the Administrator, the LC Bank and each Purchaser Agent for the cost of such Person’s auditors auditing the books, records and procedures of the Seller or the Servicer and the cost of such Person’s due diligence. The Seller shall reimburse each Conduit Purchaser on demand for all reasonable costs and expenses incurred by such Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including certain costs related to the Rating Agencies and reasonable fees and out of pocket expenses of counsel of the Administrator and each member of any Purchaser Group for advice relating to such Conduit Purchaser’s operation in connection with the transactions contemplated by the Transaction Documents.

(b)    In addition, the Seller shall pay on demand any and all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party and Affected Person harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.5    No Proceedings; Limitation on Payments.

(a)    Each of the Seller, Triumph, the Servicer, the Administrator, the LC Bank, the Purchaser Agents, the Purchasers, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The provisions of this paragraph shall survive any termination of this Agreement. Each party hereto agrees that it will not institute against, or join any Person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for one year and one day after which all indebtedness and other obligations of the Seller hereunder and under each other Transaction Document shall have been paid in full; provided that, if a Termination Event has occurred and is continuing, the Administrator may take any such action with the prior written consent of the Majority Purchaser Agents and the LC Bank.

(b)    Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all Notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i)  and (ii) above. The provisions of this paragraph shall survive any termination of this Agreement.

Section 6.6     GOVERNING LAW AND JURISDICTION.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY  BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.7     Confidentiality. Unless otherwise required by applicable law (including any disclosure required by the Exchange Act, except with respect to any Fee Letter), each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed (a) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent and (b) to the Seller’s and

Servicer’s legal counsel and auditors if they agree to hold it confidential; provided, further, that this Agreement and the other Transaction Documents may be disclosed to any nationally recognized statistical rating organization. Unless otherwise required by applicable law, rules or regulations, the Purchaser Agents and the Purchasers agree to maintain the confidentiality of non-public financial information regarding the Seller, the Servicer and the Originators; provided, that such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Servicer, (ii) to legal counsel and auditors of the Purchasers, the Purchaser Agents or the Administrator if they agree to hold it confidential, (iii) to the rating agencies rating the Notes of any Conduit Purchaser or any nationally recognized statistical rating organization, (iv) to any Program Support Provider or potential Program Support Provider (if such potential Program Support Provider agrees to hold it confidential), (v) to any placement agency placing the Notes, and (vi) to any regulatory authorities having jurisdiction over the Administrator, the Purchaser Agents, any Purchaser, any Program Support Provider or any Liquidity Provider.

Section 6.8    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.9    Survival of Termination. The provisions of Sections 1.7, 1.9, 1.10, 1.21, 1.22, 3.1, 3.2, 6.4, 6.5, 6.6, 6.7, 6.10 and 6.15 shall survive any termination of this Agreement.

Section 6.10    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11    Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the

Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 6.12    Right of Setoff. Each Purchaser is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of a Termination Event to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 6.13    Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.14    Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.15    Purchaser Groups’ Liabilities. The obligations of each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrator, any Purchaser Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.16    Call Option. The Seller shall have the right to repurchase the Purchased Interest from the Purchasers on any Settlement Date on the terms hereinafter set forth in this Section 6.16. The Seller shall give the Administrator and each Purchaser Agent at least ten (10) Business Days’ prior written notice of such repurchase and upon payment of the repurchase price for the Purchased Interest, as hereinafter provided, the Purchasers shall be deemed to have reconveyed the Purchased Interest to the Seller without recourse, representation or warranty except for a representation from the related Purchasers that the Purchased Interest assigned is (or concurrently with the Administrator’s receipt of such repurchase price shall become) free of any lien, security interest or other charge or encumbrance created by the Purchasers. The Seller shall pay such repurchase price for the Purchased Interest in immediately available funds to the Administrator in an amount equal to the sum of (i) the aggregate of the Discount accrued for each Portion of Capital for the Purchasers accrued to and including the repurchase date, (ii) the Capital for the Purchasers, (iii) the amounts payable pursuant to each of Sections 1.5, 1.7, 1.8 and 1.9 and Article III of which the Seller has notice) related to the Purchased Interest accrued to and including the repurchase date, (iv) all other obligations that are then due and payable and (v) if Triumph is not the Servicer, the Purchasers’ Share of the Servicing Fee allocated to the Purchased Interest that has accrued to and including the repurchase date.

Section 6.17    [Reserved].

Section 6.18    Joinder of Originators. Each of the parties hereto hereby acknowledge and agree that solely in connection with the joinder of any additional Person as an “Originator” under the Sale Agreement pursuant to Section 4.3 of the Sale Agreement, that so long as each of the Joinder Conditions are satisfied as of the date of such joinder, then neither the Administrator nor any Purchaser or Purchaser Agent shall require any Material Amendment to this Agreement solely in connection with such joinder.

For purposes of this Section 6.18, the terms set forth below shall have the following meanings:

“Joinder Conditions” means each of the following conditions: (i) no Termination Event or Unmatured Termination Event has occurred and is continuing or would result from such joinder, (ii) each of the conditions set forth in Section 4.3 of the Sale Agreement have been satisfied before the date of such joinder and (iii) such additional Person is both (A) organized under the laws of a State of the United States and (B) a Small New Originator.

“Material Amendment” means an amendment to any of the following: (i) the definition of “Eligible Receivable”, “Loss Reserve”, “Loss Reserve Percentage”, “Dilution Reserve”, “Dilution Reserve Percentage”, “Yield Reserve”, “Dilution Component Reserve”, “Net Receivables Pool Balance”, “Excess Concentration” or “Total Reserves” or (ii) any “Termination Event” set forth on Exhibit V; provided, however, that “Material Amendment” shall not include an amendment to any of the following: (i) Schedule II to this Agreement or (ii) the definition of “Excluded Receivable”.

“Small New Originator” means any Person that is joined to the Sale Agreement as an “Originator” pursuant to Section 4.3 thereof that satisfies each of the following conditions immediately prior to the effectiveness of its addition: (i) the aggregate Outstanding Balance of all Receivables originated by such Person does not exceed 10% of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool and (ii) the aggregate credit sales made by such Person during the prior twelve (12) calendar months does not exceed 10% of the aggregate credit sales made by all Originators during the prior twelve (12) calendar months.

Section 6.19    Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 1.5. Each party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under the Transaction Documents.

Section 6.20    Euro-Rate and LMIR Notification. Section 1.12 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that one or more of the Euro-Rate or LMIR is no longer available or in certain other circumstances. The Administrator does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to either of the Euro-Rate or LMIR or with respect to any alternative or successor rate thereto, or replacement rate therefor.

Section 6.21    USA Patriot Act. Each of the Administrator and each of the Purchasers hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrator and the Purchasers may be required to obtain, verify and record information that identifies the Seller, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Servicer and the Performance Guarantor that will allow the Administrator and the Purchasers to identify the Seller, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrator and the Purchasers, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Section 6.22    Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRIUMPH RECEIVABLES, LLC, as Seller

By:	/s/ James F. McCabe, Jr

Name:	James F. McCabe, Jr.

Title:	Senior Vice President and
Chief Financial Officer

Address:

899 Cassatt Road Suite 210 Berwyn, PA 19312

Attention: Adam M. Cohn & Jared T. Allen
Telephone: 610 727-5295 & 610 727-6767
Facsimile: 601 251-1555
Email: amcohn@triumphgroup.com & jaredallen@triumphgroup.com

TRIUMPH GROUP, INC., individually and as Servicer

By:	/s/ James F. McCabe, Jr

Name:	James F. McCabe, Jr.

Title:	Senior Vice President and
Chief Financial Officer

Address:

899 Cassatt Road Suite 210 Berwyn, PA 19312

Attention: Adam M. Cohn & Jared T. Allen
Telephone: 610 727-5295 & 610 727-6767
Facsimile: 601 251-1555
Email: amcohn@triumphgroup.com & jaredallen@triumphgroup.com

THE PURCHASER GROUPS:

PNC BANK, NATIONAL ASSOCIATION, as Purchaser Agent for the PNC Purchaser Group

By:	/s/ Michael Brown

Name:	Michael Brown

Title:	Senior Vice President

Address:	PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222

Attention:	Brian Stanley
Telephone:	(412) 768-2001
Facsimile:	(412) 803-7142
Email:	brian.stanley@pnc.com;
ABFAdmin@pnc.com

PNC BANK, NATIONAL ASSOCIATION, as Related Committed Purchaser and as an LC Participant

By:	/s/ Michael Brown

Name:	Michael Brown

Title:	Senior Vice President

Address:	PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222

Attention:	Brian Stanley
Telephone:	(412) 768-2001
Facsimile:	(412) 803-7142
Email:	brian.stanley@pnc.com;
ABFAdmin@pnc.com

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:	/s/ Michael Brown

Name:	Michael Brown

Title:	Managing Director

Address:	PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222

Attention:	Brian Stanley
Telephone:	(412) 768-2001
Facsimile:	(412) 803-7142
Email:	brian.stanley@pnc.com;
ABFAdmin@pnc.com

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ Michael Brown

Name:	Michael Brown

Title:	Senior Vice President

Address:	PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222

Attention:	Brian Stanley
Telephone:	(412) 768-2001
Facsimile:	(412) 803-7142
Email:	brian.stanley@pnc.com;
ABFAdmin@pnc.com

PNC BANK, NATIONAL ASSOCIATION, as LC Bank

By:	/s/ Michael Brown

Name:	Michael Brown

Title:	Senior Vice President

Address:	PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222

Attention:	Brian Stanley
Telephone:	(412) 768-2001
Facsimile:	(412) 803-7142
Email:	brian.stanley@pnc.com;
ABFAdmin@pnc.com

EXHIBIT I

DEFINITIONS

As used in this Agreement (including its Exhibits, Schedules and Annexes), each of the following terms shall have the following meaning (such meaning to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to this Agreement.

“2014 Bonds” means Triumph’s 5.25% Senior Notes due 2022 in the original principal amount of $300,000,000.00.

“2017 Bonds” means Triumph’s 7.75% Senior Notes due 2025 in the original principal amount of $500,000,000.00.

“Adjusted LC Participation Amount” means, at any time, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrator” has the meaning set forth in the preamble to this Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrator (for the benefit of the Purchasers) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of this Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock or membership interest, as the case may be. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means at any time the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Rate” for any Yield Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes, means an interest rate per annum equal to: (i) solely with respect to PNC, as a Purchaser, (a) the daily average LMIR for such Yield Period or

(b) if LMIR is unavailable as described in Section 1.11 or 1.12, the Base Rate for such Yield Period or (ii) with respect to any Purchaser other than PNC, (a) the Euro-Rate for such Yield Period or (b) if the Euro-Rate is unavailable as described in Section 1.11 or 1.12, the Base Rate for such Yield Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate in effect on such day.

“Anti-Terrorism Laws” means any applicable laws or regulation relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such applicable laws or regulations, all as amended, supplemented or replaced from time to time.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to this Agreement.

“Attorney Costs” means and includes all reasonable fees, costs and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Bankruptcy Opinion” means each opinion of counsel regarding true sale and substantive consolidation matters delivered to the Administrator and each Purchaser Group (including, without limitation, such opinion delivered on the Closing Date).

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)    the rate of interest in effect for such day as publicly announced from time to time by the Administrator as its “reference rate”. Such “reference rate” is set by the Administrator based upon various factors, including the Administrator’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b)    0.50% per annum above the latest Overnight Bank Funding Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrator and the Seller giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Euro-Rate or LMIR, as applicable, for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Euro-Rate or LMIR with an alternate benchmark rate for each applicable Yield Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrator and the Seller (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Euro-Rate or LMIR, as applicable, with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Euro-Rate or LMIR, as applicable, for U.S. dollar-denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the Euro-Rate or LMIR, as applicable, to the Benchmark Replacement and (ii) yield- or risk-based differences between the Euro-Rate or LMIR, as applicable, and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Rate,” the definition of “Yield Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrator decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrator in a manner substantially consistent with market practice in the United States (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrator decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Euro-Rate or LMIR:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Euro-Rate or LMIR, as applicable, permanently or indefinitely ceases to provide the Euro-Rate or LMIR, as applicable; or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Euro-Rate or LMIR:

(1)     a public statement or publication of information by or on behalf of the administrator of the Euro-Rate or LMIR, as applicable, announcing that such administrator has ceased or will cease to provide the Euro-Rate or LMIR, as applicable, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Euro-Rate or LMIR, as applicable;

(2)     a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrator, the regulatory supervisor for the administrator of the

Euro-Rate or LMIR, as applicable, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Euro-Rate or LMIR, as applicable, a resolution authority with jurisdiction over the administrator for the Euro-Rate or LMIR, as applicable, or a court or an entity with similar insolvency or resolution authority over the administrator for the Euro-Rate or LMIR, as applicable, which states that the administrator of the Euro-Rate or LMIR, as applicable, has ceased or will cease to provide the Euro-Rate or LMIR, as applicable, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Euro-Rate or LMIR, as applicable; or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of the Euro-Rate or LMIR, as applicable, or a Governmental Authority having jurisdiction over the Administrator announcing that the Euro-Rate or LMIR, as applicable, is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Euro-Rate or LMIR and solely to the extent that the Euro-Rate or LMIR, as applicable, has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Euro-Rate or LMIR, as applicable, for all purposes hereunder in accordance with Section 1.12 and (y) ending at the time that a Benchmark Replacement has replaced the Euro-Rate or LMIR, as applicable, for all purposes hereunder pursuant to Section 1.12.

“Boeing Commercial Division” means the “Boeing Commercial Airplanes” division of The Boeing Company.

“Boeing Military Division” means the “Boeing Military Airplanes” division of The Boeing Company.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate or LMIR, dealings are carried out in the London interbank market.

“Capital” means with respect to any Purchaser, without duplication, the aggregate amounts (i) paid to, or on behalf of, the Seller in connection with all Funded Purchases made by such Purchaser pursuant to this Agreement, (ii) paid by such Purchaser, as an LC Participant, to the LC Bank in respect of a Participation Advance made by such Purchaser to LC Bank pursuant to this Agreement and (iii) with respect to the Purchaser that is the LC Bank, paid by the LC Bank with respect to all drawings under Letters of Credit to the extent such drawings have not been reimbursed by the Seller or funded by Participation Advances, in each case, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of this Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Change in Control” means (i) that Triumph ceases to own, directly or indirectly, (a) 100% of the voting equity interests of the Seller free and clear of all Adverse Claims unless the Administrator and the Majority Purchaser Agents provide prior written consent with respect thereto or (b) a majority of the voting equity interests of any Originator or (ii) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 20% or more of the outstanding voting stock of Triumph.

“Change in Law” means the occurrence, after the Initial Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means September 29, 2020.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Triumph, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections and (c) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Related Committed Purchaser or LC Participant, as applicable, the maximum aggregate amount which such Purchaser is obligated to pay hereunder on account of all Funded Purchases or Participation Advances, as applicable, as set forth on Schedule VI hereto or in the Assumption Agreement or Transfer Supplement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(b).

“Commitment Percentage” means, for each Related Committed Purchaser or related LC Participant in a Purchaser Group, the Commitment of such Related Committed Purchaser or related LC Participant, as the case may be, divided by the total of all Commitments of all Related Committed Purchasers or related LC Participants, as the case may be, in such Purchaser Group.

“Company Note” has the meaning set forth in Section 3.2 of the Sale Agreement.

“Concentration Percentage” means, at any time, (a) for any Special Obligor, 15.0%, (b) for any Group A Obligor, 12%, (c) for any Group B Obligor, 10%, (d) for any Group C Obligor 8% and (e) for any Group D Obligor (i) except as set forth in clause (ii) below, 5%, or (ii) solely with respect to any Safran Special Obligor, 7.5%; provided, that the Administrator may, in its sole discretion, increase the “Concentration Percentage” for any particular Obligor; provided, further, that the Administrator may, in its sole discretion, at any time thereafter, upon 5 Business Days’ written notice to the Seller and the Servicer, decrease the then applicable “Concentration Percentage” of any such Obligor which has been increased pursuant to the proviso above to a percentage satisfactory to it at such time, which such decrease shall not result in the applicable “Concentration Percentage” being lower than the related “Concentration Percentage” set forth in clauses (b), (c), (d) or (e) above; provided, further, that the Administrator may, in its sole discretion at any time while a Ratings Trigger Event is continuing, upon 10 Business Days’ written notice to the Seller and the Servicer, decrease the then applicable “Concentration Percentage” of any Special Obligor or Safran Special Obligor to a percentage satisfactory to it at such time, which such decrease shall not result in the applicable “Concentration Percentage” being lower than the related “Concentration Percentage” set forth in clauses (b), (c), (d)(i) or (e)(i) above.

“Concentration Reserve” means, at any time, the product of (a) the Capital at such time, multiplied by (b)(i) the Concentration Reserve Percentage divided by (ii) 1 minus the Concentration Reserve Percentage.

“Concentration Reserve Percentage” means at any time (a) the largest of the following: (i) sum of five (5) largest Group D Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (ii) sum of the three (3) largest Group C Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (iii) sum of the two (2) largest Group B Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (iv) the largest Group A Obligor Receivables balance (up to the Concentration Percentage for each Obligor), divided by (b) the aggregate Outstanding Balance of all Eligible Receivables.

“Conduit Purchasers” means each commercial paper conduit that is a party to this Agreement, as a purchaser, or that becomes a party to this Agreement, as a purchaser pursuant to an Assumption Agreement or Transfer Supplement.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Covered Entity” means (a) the Seller, the Servicer, Triumph and each Originator and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CP Rate” means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Purchaser Agent to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Yield Period, the applicable Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to the Purchasers in respect of Discount for any Yield Period with respect to any Portion of Capital funded by such Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the applicable Purchaser Agent from time to time. The “CP Rate” for any day while a Termination Event or an Unmatured Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate as in effect on such day.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator and of Triumph in effect on the date of this Agreement and described in Schedule I to this Agreement, as modified in compliance with this Agreement.

“Days’ Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate credit sales made by the Originators during the three calendar months ended on the last day of such calendar month divided by (ii) 90.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Declining Conduit Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Declining Notice” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Deemed Collections” has the meaning set forth in Section 1.4(e)(ii) of this Agreement.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables (excluding, solely for purposes of calculating the Default Ratio in clauses (i) and (ii) of paragraph (f) of Exhibit V to this Agreement, Designated Ineligible Receivables) during such calendar month (other than Receivables that became Defaulted Receivables as a result of an Event of Bankruptcy with respect to the Obligor thereof during such month), by (b) the aggregate credit sales made by the Originator during the calendar month that is 6 calendar months before such calendar month.

“Defaulted Receivable” means a Receivable:

(a)    as to which any payment, or part thereof, remains unpaid for more than 150 days from the original due date for such payment, or

(b)    without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day (excluding Designated Ineligible Receivables) by (b) the aggregate Outstanding Balance of all Pool Receivables on such day (excluding Designated Ineligible Receivables).

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment.

“Designated Ineligible Receivable” means a Receivable due from any Obligor which is identified by the Servicer on the Information Package or Weekly Report for the then most recent calendar month or week, as applicable, as a Receivable not generally representative of the other Pool Receivables; provided, that, at no time shall the aggregate Outstanding Balance of all Designated Ineligible Receivables exceed 10% of the aggregate Outstanding Balance of all Pool Receivables. Once designated as such, a Designated Ineligible Receivable will continue to be a Designated Ineligible Receivable until retired or paid in full.

“Dilution Component Reserve” means at any time, the product of (a) the sum of the Aggregate Capital and the Adjusted LC Participation Amount, and (b)(i) the Dilution Component Reserve Percentage, divided by (ii) 1 minus the Dilution Component Reserve Percentage.

“Dilution Component Reserve Percentage” means, at any time, the product of (a) the Twelve-Month Average Dilution Ratio multiplied by (b) the Dilution Horizon.

“Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) computed as of the last day of such calendar month of: (a) the sum of (x) the aggregate credit sales made by all the Originators during the most recent calendar month and (y) the product of (A) 50% and (B) the aggregate credit sales made by all Originators during the second most recent calendar month, to (b) the Net Receivables Pool Balance at the last day of such calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of this Agreement during such calendar month by (b) the aggregate credit sales made by all the Originators during the calendar month that is one month prior to such calendar month.

“Dilution Reserve” means, on any day, an amount equal to: (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such day multiplied by (b) (i) the Dilution Reserve Percentage on such day, divided by (ii) 100% minus the Dilution Reserve Percentage on such day.

“Dilution Reserve Percentage” means on any date, the product of (a) the Dilution Horizon multiplied by (b) the sum of (i) 2.50 times the Twelve-Month Average Dilution Ratio and (ii) the Dilution Spike Factor.

“Dilution Spike Factor” means, for any calendar month, the product of a) the positive difference, if any, between: (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months and (ii) the Twelve-Month Average Dilution Ratio for such twelve months and (b) (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months, divided by (ii) the Twelve-Month Average Dilution Ratio for such twelve months.

“Discount” means with respect to any Purchaser:

(a)    for any Portion of Capital for any Yield Period with respect to any Purchaser to the extent such Portion of Capital will be funded by such Purchaser during such Yield Period through the issuance of Notes:

CPR x C x ED/360 + YPF

(b)    for any Portion of Capital for any Yield Period with respect to any Purchaser to the extent such Portion of Capital will not be funded by such Purchaser during such Yield Period through the issuance of Notes:

AR x C x ED/Year + YPF

where:

AR	=	the Alternate Rate for such Portion of Capital for such Yield Period with respect to such Purchaser,

C	=	the Capital with respect to such Portion of Capital during such Yield Period with respect to such Purchaser,

CPR	=	the CP Rate for the Portion of Capital for such Yield Period with respect to such Purchaser,

ED	=	the actual number of days during such Yield Period,

Year	=	if such Portion of Capital is funded based upon: (i) the Euro-Rate or LMIR, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

YPF	=	the Yield Protection Fee, if any, for the Portion of Capital for such Yield Period with respect to such Purchaser;

provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Drawing Date” has the meaning set forth in Section 1.17(a) of this Agreement.

“Early Opt-in Event” means a determination by the Administrator that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 1.12, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Euro-Rate or LMIR for loans in U.S. dollars.

“Eligible Foreign Obligor” means an Obligor which is both (i) either (A) organized under the laws of any country (other than the United States) that has a long-term foreign currency rating of at least “A” by Standard & Poor’s and “A2” by Moody’s or (B) organized under the laws of an OECD Country and (ii) not a Sanctioned Person.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a)    the Obligor of which (i) is (x) organized under the laws of any State of the United States or is qualified to do business in any State of the United States, (y) an

Eligible Foreign Obligor or (z) a government or a governmental subdivision or department, affiliate or agency, (ii) is not subject to any action of the type described in paragraph (e) of Exhibit V to this Agreement, (iii) is not an Affiliate of Triumph or any Affiliate of any Originator and (iv) is not a Sanctioned Person;

(b)    (i) that is denominated and payable only in U.S. dollars in the United States, and (ii) the Obligor with respect to which has been instructed in writing by the Servicer, the Seller, the applicable Originator or the applicable Sub-Servicer, if any, in accordance with Sections 1(f) and 2(f) of Exhibit IV to remit Collections in respect thereof to a Lock-Box Account in the United States,

(c)    that does not have a stated maturity which is more than 90 days after the original invoice date of such Receivable,

(d)    that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,

(e)    that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

(f)    that conforms in all material respects with all applicable laws, rulings and regulations in effect and the transfer of which does not violate any applicable law, rule or regulation in effect,

(g)    that is not the subject of any default, dispute, offset, hold back defense, Adverse Claim, litigation or other claim (other than the Judgment Lien solely in respect of a Receivable originated by Triumph Composite Systems, Inc.),

(h)    that satisfies all applicable requirements of the applicable Credit and Collection Policy,

(i)    that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of this Agreement,

(j)    in which the Seller owns good and marketable title, free and clear of any Adverse Claims (other than the Judgment Lien solely in respect of a Receivable originated by Triumph Composite Systems, Inc.), and that is freely assignable by the Seller (including without any consent of the related Obligor) and the representations and warranties with respect to such Receivable set forth in Sections (3)(a), (b) and (c) of Exhibit III are true at such time,

(k)    for which the Administrator (for the benefit of each Purchaser) shall have (i) a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and (ii) a valid and enforceable first-priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim (other than the Judgment Lien solely in respect of a Receivable originated by Triumph Composite Systems, Inc.),

(l)    that constitutes an “account” each as defined in the UCC and that is not evidenced by instruments or chattel paper,

(m)    that is not a Defaulted Receivable, a Delinquent Receivable or a Designated Ineligible Receivable,

(n)    for which none of the Originator thereof, the Seller or the Servicer has established any offset arrangements with the related Obligor,

(o)    for which Defaulted Receivables of the related Obligor do not exceed 50% of the Outstanding Balance of all such Obligor’s Receivables,

(p)    that represents amounts that are earned and payable by the Obligor that are not subject to the performance of additional services or the delivery of additional products or goods by the Originator thereof,

(q)    that was created in the United States by an Originator that is organized under the laws of any State of the United States,

(r)    the related invoice for which does not include an Excluded Receivable, and

(s)    that if the Obligor of such Receivable is The Boeing Company, such Receivable is owing by the “Boeing Defense, Satellite & Space” division of The Boeing Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Triumph, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Triumph, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Euro-Rate” means with respect to any Yield Period, the greater of (a) 0.75% and (b) the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate per annum equal to the London interbank market offered rate for U.S. dollars as reported on Reuters Screen LIBOR01 Page (or on any successor or substitute page providing rate quotations comparable to those currently provided on such page, as determined by the Administrator from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the

Portion of Capital to be funded at the Alternate Rate determined by reference to the Euro-Rate during such Yield Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	London interbank offered rates reported on Reuters Screen LIBOR01 Page or appropriate successor 1.00 - Euro-Rate Reserve Percentage where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate determined by reference to the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date The applicable Purchaser Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Excess Concentration” means, without duplication, the sum of the following amounts:

(i)    the amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the Concentration Percentage for such Obligor multiplied by (b) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(ii)    the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible Foreign Obligor, exceeds 25.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(iii)    the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible Foreign Obligor which resides in the Largest Foreign Country, exceeds 12.5% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(iv)    the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible Foreign

Obligor which resides in any country other than the Largest Foreign Country, exceeds 5.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(v)    the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities which are more than 30 days but less than or equal to 60 days after the original invoice date of such Receivable exceeds 60.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(vi)    the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities which are more than 60 days but less than or equal to 90 days after the original invoice date of such Receivable exceeds 30.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(vii)    the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a Governmental Entity exceeds 10.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; and

(viii)    the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a Canadian resident exceeds 10.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided, that the Administrator may, in its sole discretion at any time while a Ratings Trigger Event is continuing, upon 10 Business Days’ written notice to the Seller and the Servicer, decrease any or all of the percentages set forth in clauses (ii) – (viii) above to a percentage satisfactory to it at such time, which for the avoidance of doubt may be 0%.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Receivable” means any indebtedness and other obligations owed to the Seller (as the assignee of the related Originator) or any such related Originator by, or any right of such Originator to payment from or on behalf of:

(a)    GKN Westland Aerospace Inc., GKN Holdings pls and its affiliates, each as an Excluded Receivable Obligor, where The Triumph Group Operations, Inc. (as successor to Triumph Fabrications – Hot Springs, LLC) is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to that certain Supplier Agreement, dated as of November 11, 2014, between The Triumph Group Operations, Inc. (as successor to Triumph Fabrications – Hot Springs, LLC) and Citibank, N.A.;

(b)    Honeywell International Inc., as the Excluded Receivable Obligor, where:

(i)    Triumph Gear Systems—Macomb, Inc. is the Originator, which indebtedness is sold to GE Capital or MUFG Bank, Ltd. pursuant to that certain Purchase Agreement, dated September 29, 1995 (as amended on December 11, 2006), between Triumph Gear Systems—Macomb, Inc. and GE Capital;

(ii)    Triumph Thermal Systems, LLC is the Originator, which indebtedness is sold to GE Capital or MUFG Bank, Ltd. pursuant to that certain Purchase Agreement, dated April 11, 2007, between Triumph Thermal Systems, LLC and GE Capital; or

(iii)    Triumph Engine Control Systems, LLC is the Originator, which indebtedness is sold to GE Capital or MUFG Bank, Ltd. pursuant to that certain Purchase Agreement, dated October 21, 2013, between Triumph Engine Control Systems, LLC and GE Capital,

(c)    United Technologies Corp. or Sikorsky Aircraft Corporation, as the Excluded Receivable Obligor, where:

(i)    The Triumph Group Operations, Inc. (as successor to Triumph Fabrications – Hot Springs, LLC) is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to a Supplier Member Agreement, dated as of January 23, 2004, among The Triumph Group Operations, Inc. (as successor to Triumph Fabrications – Hot Springs, LLC), Citibank, N.A. and Orbian Corp.;

(ii)    Triumph Controls, LLC is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to a certain Supplier Agreement, dated as of March 17, 2010, between Triumph Controls, LLC and Citibank, N.A.;

(iii)    Triumph Actuation Systems – Connecticut, LLC is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to a certain Supplier Agreement, dated as of September 29, 2011, between Triumph Actuation Systems – Connecticut, LLC and Citibank, N.A.;

(iv)    Triumph Actuation Systems – Connecticut, LLC (DBA): Triumph Aerospace Systems – Seattle is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to a certain Supplier Agreement, dated as of September 29, 2011, between Triumph Actuation Systems – Connecticut, LLC (DBA): Triumph Aerospace Systems—Seattle and Citibank, N.A.;

(v)    Triumph Gear Systems – Macomb, Inc. is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to that certain Supplier Agreement, dated as of June 16, 2004, between Triumph Gear Systems—Macomb, Inc. (f/k/a ACR Industries, Inc.) and Citibank, N.A.; or

(vi)    Triumph Actuation Systems – Valencia, Inc. is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to a certain Supplier Agreement between Triumph Actuation Systems – Valencia, Inc. and Citibank, N.A.,

(d)    General Electric Company, its divisions, business units and/or affiliates (each, a “GE Business”), as the Excluded Receivable Obligor(s), where Triumph Engine Control Systems, LLC, Triumph Thermal Systems, LLC, Triumph Gear Systems, Inc., Triumph

Actuation Systems – Connecticut, LLC, Triumph Controls, LLC, Triumph Gear Systems—Macomb, Inc. or Triumph Accessory Services – Grand Prairie, Inc. is the Originator, which indebtedness is sold to GE Capital or MUFG Bank, Ltd. pursuant to each of the purchase orders and purchase requests made from time to time by any GE Business, Triumph Engine Control Systems, LLC, Triumph Thermal Systems, LLC, Triumph Gear Systems, Inc., Triumph Actuation Systems – Connecticut, LLC, Triumph Controls, LLC, Triumph Gear Systems—Macomb, Inc. or Triumph Accessory Services – Grand Prairie, Inc. for the benefit of GE Capital;

(e)    the Boeing Commercial Division, as the Excluded Receivable Obligor, where one of the below-listed Persons is an Originator, which indebtedness is sold to Citibank, N.A., pursuant to a certain Supplier Agreement, dated as of February 24, 2016, among Citibank, N.A. and certain Subsidiaries of Triumph;

Triumph Composite Systems, Inc.

Triumph Insulation Systems, LLC

Triumph Actuation Systems – Valencia, Inc.

Triumph Actuation Systems, LLC

Triumph Thermal Systems, LLC

Triumph Actuation Systems – Yakima, LLC

Triumph Airborne Structures, LLC

Triumph Controls, LLC

Triumph Thermal Systems – Maryland, Inc.

Triumph Engine Control Systems, LLC

(f)    the Boeing Military Division, as the Excluded Receivable Obligor, where one of the below-listed Persons is an Originator, which indebtedness is sold to Citibank, N.A., pursuant to a certain Supplier Agreement, dated as of February 24, 2016, among Citibank, N.A. and certain Subsidiaries of Triumph;

Triumph Controls, LLC

Triumph Thermal Systems – Maryland, Inc.

Triumph Engine Control Systems, LLC

(g)    Rolls Royce, its divisions, business units and/or affiliates (each, a “RR Business”), as the Excluded Receivable Obligor(s), where Triumph Gear Systems – Macomb, Inc. or Triumph Gear Systems, Inc. is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to each of the purchase orders and purchase requests made from time to time by any RR Business, Triumph Gear Systems – Macomb, Inc. or Triumph Gear Systems, Inc. for the benefit of Citibank, N.A.;

(h)    Goodrich Landing Gear, LLC, Goodrich Corporation, Goodrich Power Systems and AMI Industries, Inc., their respective divisions, business units and/or affiliates (each, a “Goodrich Business”), as the Excluded Receivable Obligor(s), where Triumph Actuation Systems – Connecticut, LLC, Triumph Actuation Systems, LLC or Triumph Insulation Systems, LLC is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to each of the purchase orders and purchase requests made from time to time by any Goodrich Business or Triumph Actuation Systems – Connecticut, LLC, Triumph Actuation Systems, LLC or Triumph Insulation Systems, LLC for the benefit of Citibank, N.A.;

(i)    Rohr, Inc., its divisions, business units and/or affiliates (each, a “Rohr Business”), as the Excluded Receivable Obligor(s), where Triumph Actuation Systems – Connecticut, LLC is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to each of the purchase orders and purchase requests made from time to time by any Rohr Business or Triumph Actuation Systems – Connecticut, LLC for the benefit of Citibank, N.A.;

(j)    Airbus S.A.S., its divisions, business units and/or affiliates (each, an “Airbus Business”), as the Excluded Receivable Obligor(s), where Triumph Actuation Systems, LLC or Triumph Insulation Systems, LLC is the Originator, which indebtedness is sold to Mitsubishi UFJ Investor Services & Banking (Luxembourg) S.A. (“MUFJ”) pursuant to each of the purchase orders and purchase requests made from time to time by any Airbus Business, Triumph Actuation Systems, LLC or Triumph Insulation Systems, LLC for the benefit of MUFJ; and

(k)    Delta Airlines Inc., its divisions, business units and/or affiliates (each, a “Delta Business”), as the Excluded Receivable Obligor(s), where Triumph Accessory Services – Grand Prairie, Inc., The Triumph Group Operations, Inc. or Triumph Airborne Structures, LLC is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to each of the purchase orders and purchase requests made from time to time by any Delta Business or Triumph Accessory Services – Grand Prairie, Inc., The Triumph Group Operations, Inc. or Triumph Airborne Structures, LLC for the benefit of Citibank, N.A.;

in each case whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods or the rendering of services, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.

“Excluded Receivable Obligor” means, with respect to any Excluded Receivable, the Person obligated to make payments relating to such Excluded Receivable.

“Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Facility Termination Date” means, the earliest to occur of: (a) December 6, 2022, (b) the date determined pursuant to Section 2.2 of this Agreement, (c) the date that is 91 days prior to the stated maturity date of the 2014 Bonds, (d) the date which is 30 days after the date on which the Administrator and each Purchaser Agent has received written notice from the Seller of its election to terminate the Purchase Facility and (e) the Seller shall fail to cause the amendment or modification of any Transaction Document or related opinion as required by Moody’s or Standard and Poor’s, and such failure shall continue for 30 days after such amendment or modification is initially requested.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letters” has the meaning set forth in Section 1.5 of this Agreement.

“Fees” means the fees payable by the Seller to each member of each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.

“Final Payout Date” means the latest of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date on which the LC Participation Amount is zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iv) the date all other amounts owing to the Purchaser Agents, the Purchasers and the Administrator by the Seller, the Originators, the Servicer and the Performance Guarantor under this Agreement and each of the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.

“Funded Purchase” shall mean a Purchase that is made pursuant to Section 1.2(b).

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“GE Capital” means General Electric Capital Corporation.

“Governmental Acts” has the meaning set forth in Section 1.22 of this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Governmental Entity” means a federal agency, branch, or other governmental entity or authority of the United States or a state agency, branch, or governmental entity or authority of any state in the United States.

“Group A Obligor” means any Obligor with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group B Obligor” means any Obligor, other than a Group A Obligor, with a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa2” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group C Obligor” means any Obligor, other than a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group Capital” means with respect to any Purchaser Group, an amount equal to the aggregate of all Capital of the Purchasers within such Purchaser Group.

“Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, a Group B Obligor, a Group C Obligor or a Special Obligor.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of this Agreement.

“Indemnified Taxes” has the meaning set forth in Section 1.10 of this Agreement.

“Independent Director” has the meaning set forth in Section 3(c) of Exhibit IV to this Agreement.

“Information Package” means each report, in substantially the form of Annex A to this Agreement, furnished by or on behalf of the Servicer to the Administrator and each Purchaser Agent pursuant to this Agreement.

“Initial Closing Date” means August 7, 2008.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 1.10(e) of this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“Judgment Lien” means that certain judgment lien against Triumph Composite Systems, Inc. in favor of Charlotte G. Reves referencing case # 08-9-04293-6, dated May 20, 2008, which is on file in Spokane County, Washington, so long as the aggregate liability with respect to such judgment (including attorney’s fees of the plaintiff) does not exceed $250,000.

“Largest Foreign Country” means, on any date of determination, the country where Eligible Foreign Obligors reside with the largest aggregate Outstanding Balance of Eligible Receivables; provided, however, that such country shall be The United Kingdom, France or Germany.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrator.

“LC Fee Expectation” has the meaning set forth in Section 1.18(c) of this Agreement.

“LC Participant” means each Person listed as such (and its respective Commitment) for each Purchaser Group as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“LC Participation Amount” means, at any time, the sum of the undrawn face amount of all Letters of Credit outstanding at such time.

“LCR Security” means any commercial paper or security (other than equity securities issued to Triumph) within the meaning of Paragraph     .32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Letter of Credit” means any stand-by letter of credit issued by the LC Bank pursuant to this Agreement.

“Letter of Credit Application” has the meaning set forth in Section 1.15 of this Agreement.

“Liquidity Agent” means each of the banks acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“LMIR” means for any day during any Yield Period, the greater of (a) 0.75% and (b) the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Lock-Box Account” means each account and post office box listed on Schedule II to this Agreement and maintained at a bank, postal institution or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, among the Seller, the Servicer, the Administrator and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts.

“Lock-Box Bank” means any of the banks, postal institutions or other financial institutions holding one or more Lock-Box Accounts.

“Loss Reserve” means, on any date, an amount equal to: (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) 1, minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, (i) the product of (A) 2.50 times the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months multiplied by (B) the sum of (X) the aggregate credit sales made by all Originators during the five most recent calendar months, and (Y) the Weighted Average Credit Percentage, multiplied by the aggregate credit sales made by all Originators during the sixth most recent calendar month, divided by (ii) the Net Receivables Pool Balance as of such date.

“Majority Purchaser Agents” means, at any time, the Purchaser Agents which in their related Purchaser Group have Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Related Committed Purchasers in all Purchaser Groups; provided, however, that so long as any one Related Committed Purchaser’s Commitment is greater than 50% of the aggregate Commitments and there is more than one Purchaser Group, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents which in their related Purchaser Group have Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate Commitment of all Related Committed Purchasers in all Purchaser Groups.

“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a)    the assets, operations, business or financial condition of such Person,

(b)    the ability of any of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party,

(c)    the validity or enforceability of any of the Transaction Documents, or the validity, enforceability or collectibility of the Pool Receivables, or

(d)    the status, perfection, enforceability or priority of the Administrator’s, any Purchaser’s or the Seller’s interest in the Pool Assets.

“Material Indebtedness” means borrowed money or the extension of credit or any other Debt, or commitment for any of the foregoing, under which Triumph or any Subsidiary of Triumph may be obligated as a borrower or guarantor in excess of $10,000,000.00 in the aggregate.

“Minimum Liquidity Event” shall exist and be continuing at any time that Triumph’s and its Subsidiaries’ aggregate cash (excluding any such cash that is contractually required to be set aside, segregated or otherwise reserved or that is otherwise encumbered) is not at least $75,000,000 at such time.

“Modification” has the meaning set forth in Section 4.2(a) of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“OECD Country” means a country which is a member of the Organization for Economic Cooperation and Development.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” means each Person from time to time party to the Sale Agreement as an Originator.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrator for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrator at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.

“Participant” has the meaning set forth in Section 6.3(b) of this Agreement.

“Participation Advance” has the meaning set forth in Section 1.17(b) of this Agreement.

“Paydown Notice” has the meaning set forth in Section 1.4(f) of this Agreement.

“Performance Guarantor” means Triumph.

“Performance Guaranty” means the Amended and Restated Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor, in favor of the Administrator for the benefit of the Purchasers and Purchaser Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” means PNC Bank, National Association.

“Pool Assets” has the meaning set forth in Section 1.2(d) of this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Prior Agreement” has the meaning set forth in the preamble to this Agreement.

“Prior Agreement Outstanding Amounts” has the meaning set forth in the preamble to this Agreement.

“Pro Rata Share” means, as to any LC Participant, a fraction, the numerator of which equals the Commitment of such LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants at such time.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” has the meaning set forth in Section 1.1(a) of this Agreement.

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.

“Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to this Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Purchase Limit” means $75,000,000, as such amount may be reduced pursuant to Section 1.1(b) of this Agreement or otherwise in connection with any Exiting Purchaser. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the then outstanding Aggregate Capital plus the LC Participation Amount.

“Purchase Notice” has the meaning set forth in Section 1.2(a) to this Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

Aggregate Capital + Adjusted LC Participation Amount + Total Reserves

Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of this Agreement.

“Purchaser” means each Conduit Purchaser, each Related Committed Purchaser, each LC Participant and/or the LC Bank, as applicable.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Purchaser Group” means, (i) for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers (if any), its related Purchaser Agent and related LC Participants and (ii) for PNC, PNC, as a Purchaser Agent, a Related Committed Purchaser, the LC Bank and an LC Participant.

“Purchaser Group Fee Letter” has the meaning set forth in Section 1.5 of this Agreement.

“Purchaser Termination Date” means, with respect to any Purchaser, the earlier to occur of: (a) the Facility Termination Date and (b) the then current scheduled expiration of the commitments of the applicable Liquidity Provider for the Conduit Purchaser that is a member of such Purchaser’s Purchaser Group under the related Liquidity Agreement (such date as extended as described hereafter in the proviso to this clause (b), the “Extended Date”), provided, that if the commitments of the applicable Liquidity Provider for the Conduit Purchaser that is a member of such Purchaser’s Purchaser Group are extended under the related Liquidity Agreement, such date shall be automatically extended on the then current Extended Date for an additional period of not more than 364 days, which date the Seller shall be notified of by the related Purchaser Agent.

“Purchasers’ Share” of any amount, at any time, means such amount multiplied by the Purchased Interest at such time.

“Purchasing Related Committed Purchaser” has the meaning set forth in Section 6.3(c) of this Agreement.

“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.

“Rating Agency” means each of Standard & Poor’s and Moody’s.

“Rating Agency Condition” means, when applicable, with respect to any material event or occurrence, receipt by the Administrator (or the applicable Purchaser Agent) of written confirmation from each of Standard & Poor’s and Moody’s (and/or each other rating agency then rating the Notes of the applicable Conduit Purchaser) that such event or occurrence shall not cause the rating on the then outstanding Notes of any applicable Purchaser to be downgraded or withdrawn.

“Ratings Trigger Event” means the occurrence of one or more of the following events: (i) Triumph’s public corporate rating by S&P is below B, (ii) Triumph’s public corporate family rating by Moody’s is below B2, (iii) Triumph does not have a public corporate rating by S&P or (iv) Triumph does not have a public corporate family rating by Moody’s.

“Receivable” means any indebtedness and other obligations owed to any Originator, Triumph or the Seller or any right of the Seller, Triumph or any Originator to payment from or on behalf of an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods or the rendering of services, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Excluded Receivables shall not constitute Receivables. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.

“Register” has the meaning set forth in Section 6.3(h) of this Agreement.

“Reimbursement Obligation” has the meaning set forth in Section 1.17(a) of this Agreement.

“Related Committed Purchaser” means each Person listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“Related Security” means, with respect to any Receivable:

(a)     all of the Seller’s, the applicable Originator’s and Triumph’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable,

(b)     all instruments and chattel paper that may evidence such Receivable,

(c)     all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

(d)     solely to the extent applicable to such Receivable, all of the Seller’s, the applicable Originator’s and Triumph’s rights, interests and claims under the Contracts relating to such Receivable, and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and

(e)    all of the Seller’s rights, interests and claims under the Sale Agreement and the other Transaction Documents.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” has the meaning set forth in Section 4043(c) of ERISA.

“Restricted Payments” has the meaning set forth in Section 1(n) of Exhibit IV to this Agreement.

“Safran Special Obligor” means Safran, S.A. or any Affiliate thereof, only for so long as both (i) less than 30% of the aggregate Outstanding Balance of all Receivables the Obligor of which is Safran S.A. or any Affiliate thereof, constitute Delinquent Receivables and (ii) such Person constitutes a Group D Obligor (it being understood and agreed that if at any time any of the conditions set forth above are not satisfied, such Person shall no longer be a Safran Special Obligor).

“Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date, among the Seller, the Originators and Triumph, as Servicer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law, including any such country identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/ Programs/Pages/Programs.aspx, or as otherwise published from time to time

“Sanctioned Person” means (i) a person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/ resource center/sanctions/SDN List/Pages/default.aspx, or as otherwise published from time to time, (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (iii) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Second Lien Indenture” shall mean that certain Indenture, dated as of September 23, 2019, among Triumph, the guarantors party thereto, and U.S. Bank National Association, as trustee and as collateral agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of this Agreement.

“Servicing Fee Rate” shall have the meaning set forth in Section 4.6 of this Agreement.

“Settlement Date” means the 24th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day) provided, however, that on and after the occurrence and during the continuation of any Termination Event, the Settlement Date shall be the date selected as such by the Administrator from time to time (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily or, in the absence of any such selection, the date which would be the Settlement Date pursuant to this definition).

“Special Obligor” means The Boeing Company or any Affiliate thereof, only for so long as (i) The Boeing Company maintains a short-term rating of at least “A-1” from Standard & Poor’s and “P-1” by Moody’s and (ii) less than 30% of the aggregate Outstanding Balance of all Receivables the Obligor of which is The Boeing Company or any Affiliate thereof, constitute Delinquent Receivables (it being understood and agreed that if at any time the conditions set forth in both clauses (i) and (ii) above are not satisfied, each such Person shall no longer be a Special Obligor).

“Standard & Poor’s” or “S&P” means S&P Global Ratings.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 4.1(d) of this Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person, (i) the total assets of such Person, minus (ii) the total liabilities of such Person, minus (iii) the intangible assets of such Person, each as determined in accordance with GAAP.

“Taxes” means any and all present or future taxes, imposts, duties, deductions, withholdings, assessments, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to this Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to this Agreement.

“Total Reserves” means, at any time the greater of (a) the sum of (i) the Dilution Reserve, (ii) the Loss Reserve and (iii) the Yield Reserve and (b) the sum of (i) the Concentration Reserve and (ii) the Dilution Component Reserve.

“Transaction Documents” means this Agreement, the Lock-Box Agreements, each Purchaser Group Fee Letter, the Sale Agreement, each Company Note, the Performance Guaranty and all other certificates, instruments, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Transfer Supplement” has the meaning set forth in Section 6.3(c) of this Agreement.

“Triumph” has the meaning set forth in the preamble to this Agreement.

“Twelve-Month Average Dilution Ratio” means, as of any date, the arithmetic average of the Dilution Ratios for the twelve most recent calendar months.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“United States” means the United States of America.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Weekly Report” means each report, in substantially the form of Annex G to this Agreement, furnished by or on behalf of the Servicer to the Administrator and each Purchaser Agent pursuant to this Agreement.

“Weighted Average Credit Percentage” means, on any date of determination, the greater of (a) 0% and (b) the percentage determined pursuant to the following formula:

100% x WACT – 30 30

where:

WACT = the Weighted Average Credit Terms as of the most recent calendar month.

“Weighted Average Credit Terms” means, for any calendar month, the weighted average of the stated maturities of all Receivables in the Receivables Pool during such calendar month, determined pursuant to the following formula (and rounded to the nearest 1/10,000): the product of 30, times the sum of (a)(I) one times (II) (x) the aggregate Outstanding Balance of all Receivables in the Receivables Pool with stated maturities which are less than or equal to 30 days after the original invoice date of such Receivable, divided by (y) the aggregate Outstanding Balance of all Receivables in the Receivables Pool, plus (b)(I) two times (II) (x) the aggregate Outstanding Balance of all Receivables in the Receivables Pool with stated maturities which are more than 30 days but less than or equal to 60 days after the original invoice date of such Receivable, divided by (y) the aggregate Outstanding Balance of all Receivables in the Receivables Pool, plus (c)(I) three times (II) (x) the aggregate Outstanding Balance of all Receivables in the Receivables Pool with stated maturities which are more than 60 days but less than or equal to 90 days after the original invoice date of such Receivable, divided by (y) the aggregate Outstanding Balance of all Receivables in the Receivables Pool; provided, however, that the following amounts shall be excluded from the forgoing computation (i) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool with stated maturities which are more than 90 days, (ii) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool with stated maturities which are more than 30 days but less than or equal to 60 days after the original invoice date of such Receivable, (iii) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool with stated maturities which are more than 60 days but less than or equal to 90 days after the original invoice date of such Receivable and (iv) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool which are Delinquent Receivables.

“Yield Period” means (a) with respect to any Portion of Capital funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial Purchase or funding of such Portion of Capital and ending on (but not including) the next occurring Settlement Date, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Yield Period for such Portion of Capital and ending on (but not including) the next occurring Settlement Date; and (b) with respect to any Portion of Capital not funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial Purchase or funding of such Portion of Capital and ending such number of days later (including a period of one day) as the Administrator shall select, and (ii) thereafter, each period commencing on the last day of the immediately preceding Yield Period for such Portion of Capital and ending such number of days later (including a period of one day) as the Seller shall select; provided, that

(i)    any Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the Euro-Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;

(ii)    in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a Purchase hereunder (other than a reinvestment), such Yield Period shall be the day of such Purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and

(iii)    in the case of any Yield Period for any Portion of Capital which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Yield Period shall end on such Facility Termination Date and the duration of each Yield Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by the Administrator.

“Yield Protection Fee” means, for any Yield Period, with respect to any Portion of Capital, to the extent that (i) any payments are made by the Seller to the related Purchaser in respect of such Capital hereunder prior to the applicable maturity date of any Notes or other instruments or obligations used or incurred by such Purchaser to fund or maintain such Portion of Capital or (ii) any failure by the Seller to borrow, continue or prepay any Portion of Capital on the date specified in any Purchase Notice delivered pursuant to Section 1.2 of this Agreement occurs, the amount, if any, by which: (a) the additional Discount related to such Portion of Capital that would have accrued through the maturity date of such Notes or other instruments on the portion thereof for which payments were received from the Seller (or with respect to which the Seller failed to borrow such amounts), exceeds (b) the income, if any, received by such Purchaser from investing the proceeds so received in respect of such Portion of Capital, as determined by the applicable Purchaser Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Yield Reserve” means, at any time the sum of (a) all accrued and unpaid Discount at such time, plus (b) the following amount:

{(BR + SFR) x 1.75(DSO) x (Aggregate Capital + Adjusted LC Participation Amount)}

360

where:

BR	= the Base Rate in effect at such time,

DSO	= the Days’ Sales Outstanding, and

SFR	= the Servicing Fee Rate.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II

CONDITIONS OF PURCHASES

1.    Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Closing Date when (a) the Administrator shall have received each of the documents, agreements (in fully executed form), opinions of counsel, certificates and other deliverables listed on the closing memorandum attached as Annex I hereto, in each case, in form and substance acceptable to the Administrator and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchasers have been paid in full in accordance with the terms of the Transaction Documents.

2.    Conditions Precedent to All Funded Purchases, Issuances of Letters of Credit and Reinvestments. Each Funded Purchase (including the initial Funded Purchase), each issuance of any Letter of Credit and each reinvestment shall be subject to the further conditions precedent that:

(a)    in the case of each Funded Purchase and the issuance of any Letter of Credit, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such Funded Purchase or issuance, as the case may be, in form and substance satisfactory to the Administrator and each Purchaser Agent, the most recent Information Package to reflect the level of the Aggregate Capital, the LC Participation Amount and related reserves after such Purchase or issuance, as the case may be, and a completed Purchase Notice or Issuance Notice, as applicable, in the form of Annex B-1 or B-2, as applicable; and

(b)    on the date of such Funded Purchase, issuance or reinvestment the following statements shall be true (and acceptance of the proceeds of such Funded Purchase, issuance or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)    the representations and warranties contained in Exhibit III to this Agreement are true and correct in all material respects on and as of the date of such Funded Purchase, issuance or reinvestment as though made on and as of such date except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date);

(ii)    no event has occurred and is continuing, or would result from such Funded Purchase or issuance, that constitutes a Termination Event or an Unmatured Termination Event;

(iii)    the sum of the Aggregate Capital plus the LC Participation Amount, after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, shall not be greater than the Purchase Limit, and the Purchased Interest shall not exceed 100%; and

(iv)    the Facility Termination Date has not occurred.

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EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1.    Representations and Warranties of the Seller. The Seller represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement that:

(a)    Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.

(b)    Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party are within the Seller’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with (other than the filing of UCC financing statements and continuation statements), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the operating agreement of the Seller or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any lien (other than liens in favor of the Administrator for the benefit of the Purchasers) on assets of the Seller.

(c)    Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d)    Accuracy of Information. All information heretofore furnished by the Seller to the Administrator or any Purchaser Agent pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Seller to the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.

(e)    Actions, Suits. There are no actions, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against or affecting the Seller or its properties, in or before any court, arbitrator or other body.

(f)    Accuracy of Exhibits; Lock-Box Arrangements. The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to this Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator), and all Lock-Box Accounts are subject to Lock-Box Agreements. All information on each Exhibit, Schedule or Annex to this Agreement or the other Transaction Documents (as updated by the

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Seller from time to time) is true and complete in all material respects. The Seller has delivered a copy of all Lock-Box Agreements to the Administrator. The Seller has not granted any interest in any Lock-Box Account (or any related lock-box or post office box) to any Person other than the Administrator and, upon delivery to a Lock-Box Bank of the related Lock-Box Agreement, the Administrator will have control of the Lock-Box Account at such Lock-Box Bank.

(g)    No Material Adverse Effect. Since the date of formation of Seller as set forth in its certificate of formation, there has been no Material Adverse Effect with respect to the Seller.

(h)    Names and Location. The Seller has not used any company names, trade names or assumed names other than its name set forth on the signature pages of this Agreement. The Seller is “located” (as such term is defined in the applicable UCC) in Delaware. The office where the Seller keeps its records concerning the Receivables is at the address set forth below its signature to this Agreement.

(i)    Margin Stock. The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Purchase will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j)    Eligible Receivables. Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

(k)    Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

(l)    Investment Company Act. The Seller is neither (i) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, nor (ii) a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

(m)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller or pursuant to the Transaction Documents and any related accounts of any amounts owing hereunder in respect of the Purchases will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(n)    Bankruptcy Opinion. The statements contained in the most recently delivered Bankruptcy Opinions are, in each case, true and correct with respect to itself.

(o)    Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

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(p)    Liquidity Coverage Ratio. The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of Triumph under GAAP.

2.    Representations and Warranties of the Servicer. The Servicer represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement that:

(a)    Existence and Power. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization, and has all company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted to the extent material to the operating of its business.

(b)    Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which it is a party are within the Servicer’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation or By-Laws of the Servicer or of any judgment, injunction, order or decree or agreement or other material instrument binding upon the Servicer or result in the creation or imposition of any lien on assets of the Servicer or any of its Subsidiaries.

(c)    Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d)    Accuracy of Information. All information heretofore furnished by the Servicer to the Administrator or any Purchaser Agent in writing pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Servicer to the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any other Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.

(e)    Actions, Suits. Except as set forth in Schedule III, there are no actions, suits or proceedings pending or, to the best of the Servicer’s knowledge, threatened against or affecting the Servicer or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of the Servicer (or such Affiliate) to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

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(f)    Credit and Collection Policy. The Servicer and the applicable Originator has complied in all material respects with the Credit and Collection Policy of such Originator with regard to each Receivable originated by such Originator.

(g)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(h)    Bankruptcy Opinion. The statements contained in the most recently delivered Bankruptcy Opinions are, in each case, true and correct with respect to itself.

(i)    Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

3.    Representations, Warranties and Agreements Relating to the Security Interest. The Seller hereby makes the following representations, warranties and agreements with respect to the Receivables and Related Security:

(a)    The Receivables.

(i)    Creation. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables included in the Receivables Pool in favor of the Administrator (for the benefit of the Purchasers), which security interest is prior to all other Adverse Claims (other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.), and is enforceable as such as against creditors of and purchasers from the Seller.

(ii)    Nature of Receivables. The Receivables included in the Receivables Pool constitute either “accounts” or “general intangibles” within the meaning of the applicable UCC.

(iii)    Ownership of Receivables. The Seller owns and has good and marketable title to the Receivables included in the Receivables Pool and Related Security free and clear of any Adverse Claim (other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.).

(iv)    Perfection and Related Security. The Seller has caused (and will cause each Originator to cause), within one day after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables and Related Security from such Originator to the Seller pursuant to the Sale Agreement, and the sale and security interest therein from the Seller to the Administrator under this Agreement, to the extent that such collateral constitutes “accounts” or “general intangibles.”

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(b)    The Lock-Box Accounts.

(i)    Nature of Account. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)    Ownership. The Seller owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim.

(iii)    Perfection. The Seller has delivered to the Administrator a fully executed Lock-Box Agreement relating to each Lock-Box Account, pursuant to which each applicable Lock-Box Bank, respectively, has agreed to comply with all instructions originated by the Administrator (on behalf of the Purchasers) directing the disposition of funds in such Lock-Box Account without further consent by the Seller or the Servicer.

(c)    Priority.

(i)    Other than (A) the transfer of the Receivables to the Seller and the Administrator under the Sale Agreement and this Agreement, respectively, and/or (B) the security interest granted to the Seller and the Administrator pursuant to the Sale Agreement and this Agreement, respectively, neither the Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, except for any such pledge, grant or other conveyance which has been released or terminated. Neither the Seller nor any Originator has authorized the filing of, or is aware of any financing statements against either the Seller or such Originator that include a description of Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, other than any financing statement (A) relating to the sale thereof by such Originator to the Seller under the Sale Agreement, (B) relating to the security interest granted to the Administrator under this Agreement, or (C) that has been released or terminated.

(ii)    There are no (x) judgment, ERISA or tax lien filings against the Seller, (y) judgment or ERISA lien filings against the Servicer or any Originator (other than as set forth on Schedule IV), or (z) tax lien filings against the Servicer or any Originator.

(iii)    The Lock-Box Accounts are not in the name of any person other than the Seller or the Administrator. Neither the Seller nor the Servicer has consented to any bank maintaining such account to comply with instructions of any person other than the Administrator, the Seller or the Servicer.

(d)    Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until such time as the Purchased Interest and all other obligations under this Agreement have been finally and fully paid and performed.

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(e)    Servicer to Maintain Perfection and Priority. In order to evidence the interests of the Administrator under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrator or any Purchaser Agent) to maintain and perfect, as a first-priority perfected security interest, the Administrator’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements, amendments or continuations, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority interest. The Administrator’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrator and each Purchaser Agent.

(f)    Collections. If made in accordance with the terms of this Agreement, each remittance of Collections by the Seller to the Purchasers hereunder will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

4.    Reaffirmation of Representations and Warranties. On the date of each Purchase and/or reinvestment hereunder, and on the date each Information Package, Weekly Report or other report is delivered to the Administrator, any Purchaser Agent or any Purchaser hereunder, the Seller and the Servicer shall each be deemed to have certified that (i) all representations and warranties of the Seller and the Servicer, as applicable, described in this Exhibit III, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such date) and (ii) no event has occurred and is continuing, or would result from such Purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event.

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EXHIBIT IV

COVENANTS

1.    Covenants of the Seller. At all times from the date hereof until the Final Payout Date:

(a)    Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP as in effect in the appropriate jurisdiction, and the Seller (or the Servicer on its behalf) shall furnish to the Administrator and each Purchaser Agent:

(i)    Annual Reporting. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a designated financial or other officer of the Seller.

(ii)    Information Packages. As soon as available and in any event not later than two Business Days prior to each Settlement Date, an Information Package as of the most recently completed calendar month.

(iii)    Weekly Reports. If requested by the Administrator, in its sole discretion, at any time while a Ratings Trigger Event is continuing, as soon as available and in any event not later than five Business Days after the last day of each calendar week, a Weekly Report as of the most recently completed calendar week.

(iv)    Other Information. Such other information (including non-financial information) as the Administrator may from time to time reasonably request.

(b)    Notices. The Seller will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Notice of Termination Events or Unmatured Termination Events. The occurrence of any Termination Event or Unmatured Termination Event together with a statement of the chief financial officer or chief accounting officer of the Seller setting forth details of such Termination Event or such Unmatured Termination Event and any action which the Seller proposes to take with respect thereto.

(ii)    Representations and Warranties. The failure of any representation or warranty to be true in any material respect when made or deemed made with respect to the Receivables included in the Receivables Pool.

(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could have a Material Adverse Effect with respect to the Seller.

(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to any Pool Receivable(s) from a Person other than the Servicer, Triumph, an Originator or the Administrator.

(v)    ERISA and Other Claims. (A) Upon the occurrence of a Reportable Event, such that the Seller or any ERISA Affiliate is required to file a report or notice with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, that could result in the imposition of liability on the Seller and/or any such Affiliate, (B) upon the receipt of notice of a filing of a report or notice of a Reportable Event from any of the foregoing entities or a Multiemployer Plan that could result in the imposition of liability on the Seller and/or any such Affiliate, (C) upon the withdrawal by either the Seller or any ERISA Affiliate from a Multiemployer Plan in either a complete withdrawal or a partial withdrawal that results in or is reasonably likely to result in the imposition of a liability with respect to the Seller and/or any such Affiliate, or (D) upon the claim of a Multiemployer Plan against the Seller or any ERISA Affiliate with respect to a failure of Seller or any ERISA Affiliate to make contributions to such Multiemployer Plan.

(c)    Conduct of Business. The Seller will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d)    Compliance with Laws. The Seller will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(e)    Furnishing of Information and Inspection of Receivables. The Seller will furnish to the Administrator, the LC Bank and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator, the LC Bank or such Purchaser Agent may request. The Seller will, (i) at the Seller’s expense, at any time and from time to time during regular business hours with reasonable prior written notice, subject to Section 6.7, permit the Administrator, the LC Bank or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Seller for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller (provided that representatives of the Seller are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, at the Seller’s expense, upon reasonable prior written notice from the Administrator, the LC Bank and the Purchaser Agents, permit certified public accountants or other auditors acceptable to the Administrator to conduct a review of its books and records with respect to the Pool Receivables.

(f)    Payments on Receivables, Accounts. The Seller will, and will cause each Originator to, at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or an Originator, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will not permit funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit the Servicer, any Originator or other Person to, commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to and with the prior written consent of the Administrator.

(g)    Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Pool Asset, or assign any right to receive income in respect thereof.

(h)    Extension or Amendment of Pool Receivables. Except as the Servicer is otherwise permitted in Section 4.2 of this Agreement, the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Seller shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(i)    Change in Business. The Seller will not (i) make any change in the character of its business, which change could impair the collectibility of any Pool Receivable or (ii) make any change in any Credit and Collection Policy that would reasonably be expected to materially adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Seller shall not make any change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(j)    Fundamental Changes. The Seller shall not, without the prior written consent of the Administrator and the Majority Purchaser Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be owned by any Person other than Triumph. The Seller shall provide the Administrator with at least 30 days’ prior written notice before making any change in the Seller’s name or location or making any other change in the Seller’s identity or structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrator and the Purchaser Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Seller will also maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(k)    Change in Payment Instructions to Obligors. The Seller shall not add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator and each Purchaser Agent shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).

(l)    Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to) (i) at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and (ii) at its expense, in order to evidence the interests of the Administrator under this Agreement, from time to time take such action, or execute and deliver such instruments as may be necessary to maintain and perfect, as a first-priority security interest, the Administrator’s security interest in the Receivables, Related Security and Collections. The Seller shall at its expense, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements, amendments or continuations, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority security interest. The Administrator’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, except with respect to any Person that ceases to be an Originator, without the prior written consent of the Administrator.

(m)    Certain Agreements. The Seller will not amend, modify, waive, revoke or terminate (or permit or cause any change to) any Transaction Document to which it is a party (except in accordance with the terms of such Transaction Document) or any provision of the Seller’s organizational documents which requires the consent of the Independent Director.

(n)    Restricted Payments.

(i)    Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock or membership interests, (B) declare or pay any dividend or distribution or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)    Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Company Notes in accordance with their respective terms, and (B) if no amounts are then outstanding under any Company Note, the Seller may declare and pay dividends or make distributions.

(iii)    The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 1.4(b)(ii) and (iv), 1.4(c) and 1.4(d) of this Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Tangible Net Worth of the Seller would be less than $12,500,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(o)    Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Notes, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p)    Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations then due and payable to the Purchasers, the Purchaser Agents and the Administrator under this Agreement and under the Purchaser Group Fee Letters), (ii) the payment of accrued and unpaid interest on the Company Note and (iii) other legal and valid limited liability company purposes.

(q)    Tangible Net Worth. The Seller will not permit its Tangible Net Worth, at any time, to be less than $22,500,000.

(r)    Bankruptcy Opinion. The Seller shall comply with all covenants and obligations assumed to be complied with by it in the Bankruptcy Opinion as if such covenants and obligations were set forth herein.

(s)    Anti-Money Laundering/International Trade Law Compliance. No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Purchase or reinvestment to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay Seller’s obligations under this Agreement and each of the other Transaction Documents will not be derived from any unlawful activity. Each Covered Entity shall comply with all Anti-Terrorism Laws. Seller shall promptly notify the Administrator in writing upon the occurrence of a Reportable Compliance Event. The Seller has not used and will not use the proceeds of any Purchase or reinvestment to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(t)    Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.

(u)    Taxes. The Seller shall file all income and material tax returns and will pay any and all taxes shown on such tax returns, other than any taxes that the Seller is contesting in good faith and for which adequate reserves have been taken.

2.    Covenants of the Servicer. At all times from the date hereof until the Final Payout Date:

(a)    Reporting. The Servicer shall furnish to the Administrator and each Purchaser Agent:

(i)    Compliance Certificates. So long as Triumph is the Servicer, together with the financial information required to be delivered to the Administrator and each Purchaser Agent pursuant to Section 7(g) of the Performance Guaranty, if any, a compliance certificate in the form of Annex F attached hereto signed by its chief executive officer, president or chief financial officer solely in their capacities as officers of the Servicer stating, among other things, that no Termination Event or Unmatured Termination Event exists, or if any Termination Event or Unmatured Termination Event exists, stating the nature and status thereof.

(ii)    Information Packages. As soon as available and in any event not later than four Business Days prior to each Settlement Date, an Information Package as of the most recently completed calendar month.

(iii)    Weekly Reports. If requested by the Administrator, in its sole discretion, at any time while a Ratings Trigger Event is continuing, as soon as available and in any event not later than five Business Days after the last day of each calendar week, a Weekly Report as of the most recently completed calendar week.

(iv)    Other Information. Such other information (including non-financial information) as the Administrator or any Purchaser Agent may from time to time reasonably request.

(b)    Notices. The Servicer will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Notice of Termination Events or Unmatured Termination Events. The occurrence of any Termination Event or Unmatured Termination Event together with a statement of the chief financial officer or chief accounting officer of the Servicer setting forth details of such Termination Event or such Unmatured Termination Event and any action which the Servicer proposes to take with respect thereto.

(ii)    Representations and Warranties. The failure of any representation or warranty to be true (when made or deemed made) in any material respect with respect to the Pool Receivables.

(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could have a Material Adverse Effect with respect to the Servicer.

(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto (other than the creditor related to the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.), (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer, Triumph, an Originator or the Administrator.

(v)    ERISA and Other Claims. (A) Upon the occurrence of a Reportable Event, such that the Servicer or any ERISA Affiliate is required to file a report or notice with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, that could result in the imposition of liability on the Servicer and/or any such Affiliate, (B) upon the receipt of notice of a filing of a report or notice of a Reportable Event from any of the foregoing entities or a Multiemployer Plan that could result in the imposition of liability on the Servicer and/or any such Affiliate, (C) upon the withdrawal by either the Servicer or any ERISA Affiliate from a Multiemployer Plan in either a complete withdrawal or a partial withdrawal that results in or is reasonably likely to result in the imposition of a liability with respect to the Servicer and/or any such Affiliate, or (D) upon the claim of a Multiemployer Plan against the Servicer or any ERISA Affiliate with respect to a failure of Servicer or any ERISA Affiliate to make contributions to such Multiemployer Plan.

(c)    Conduct of Business. The Servicer will (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and (ii) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d)    Compliance with Laws. The Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(e)    Furnishing of Information and Inspection of Receivables. The Servicer will furnish to the Administrator and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator or such Purchaser Agent may reasonably request. The Servicer will, at the Servicer’s expense, at any time and from time to time during regular business hours with prior written notice (i) permit the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Servicer for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent certified public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon reasonable prior written notice from the Administrator, permit certified public accountants or other auditors acceptable to the Administrator and the Purchaser Agents to conduct, a review of its books and records with respect to the Pool Receivables.

(f)    Payments on Receivables, Accounts. The Servicer will at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Servicer, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Servicer will not permit funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Servicer will promptly identify such funds for segregation. The Servicer will not commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled with any other funds. The Servicer shall only add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to and with the prior written consent of the Administrator.

(g)    Extension or Amendment of Pool Receivables. Except as the Servicer is otherwise permitted in Section 4.2 of this Agreement, the Servicer will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Servicer shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h)    Change in Business. The Servicer will not (i) make any change in the character of its business, which change could impair the collectibility of any Pool Receivable or (ii) make any change in any Credit and Collection Policy that would reasonably be expected to materially adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Servicer shall not make any written change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(i)    Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j)    Change in Payment Instructions to Obligors. The Servicer shall not add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator and each Purchaser Agent shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).

(k)    Ownership Interest, Etc. The Servicer shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first-priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim (other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.) in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser Agent, may reasonably request.

(l)    Bankruptcy Opinion. The Servicer shall comply with all covenants and obligations assumed to be complied with by it in the Bankruptcy Opinion as if such covenants and obligations were set forth herein.

(m)    Judgment Lien. Until the Judgment Lien is satisfied in full, the Servicer shall cause Triumph Composite Systems, Inc., as Originator, to set aside and maintain adequate reserves therefor. Upon the full satisfaction of the Judgment Lien, the Servicer shall cause Triumph Composite Systems, Inc. to promptly take all steps necessary to cause all filings in respect of the Judgment Lien to be released.

(n)    [Reserved].

(o)    Anti-Money Laundering/International Trade Law Compliance. No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Purchase or reinvestment to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay Servicer’s obligations under this Agreement and each of the other Transaction Documents will not be derived from any unlawful activity. Each Covered Entity shall comply with all Anti-Terrorism Laws. Servicer shall promptly notify the Administrator in writing upon the occurrence of a Reportable Compliance Event.

(p)    Taxes. The Servicer will file all income and material tax returns and will pay any and all taxes shown on such tax returns, other than any taxes that the Servicer is contesting in good faith and for which adequate reserves have been taken.

3.    Separate Existence. Each of the Seller and the Servicer hereby acknowledges that the Purchasers, the Purchaser Agents and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Triumph, the Originators and their respective Affiliates. Therefore, from and after the date hereof, each of the Seller and the Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrator or any Purchaser Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Triumph, any Originator, the Servicer and any other Person, and is not a division of Triumph, any Originator, the Servicer or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a)    The Seller will be a limited liability company whose primary activities are restricted in its operating agreement to: (i) purchasing or otherwise acquiring from the Originators or Triumph, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b)    The Seller shall not engage in any business or activity, or incur any indebtedness or liability (including, without limitation, any assumption or guaranty of any obligation of Triumph, any Originator, the Servicer or any Affiliate thereof), other than as expressly permitted by the Transaction Documents;

(c)    Not less than one member of the Seller’s board of directors (the “Independent Director”) shall be a natural person (A) who is not at the time of initial appointment and has not been at any time during the five (5) years preceding such appointment: (1) an equityholder, director, officer, employee, member, manager (other than an independent manager), attorney or partner of Triumph, Seller, Servicer or any of their Affiliates; (2) a customer of, supplier to or other person who derives more than 1% of its purchases or revenues from its activities with Triumph, Seller, Servicer or any of their Affiliates; (3) a person or other entity controlling, controlled by or under common control with any such equity holder, partner, member, manager, customer, supplier or other person; or (4) a member of the immediate family of any such equity holder, director, officer, employee, member, manager, partner, customer, supplier or other person and (B) who has (1) prior experience as an independent director for a corporation or an independent director or independent manager of a limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. Under this clause (c), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. The operating agreement of the Seller shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (B) such provision cannot be amended without the prior written consent of the Independent Director;

(d)    The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Triumph, any Originator, the Servicer or any of their respective Affiliates;

(e)    The Seller shall conduct its affairs in accordance with its organizational documents and observe all necessary, appropriate and customary limited liability company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all limited liability company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;

(f)    Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as Triumph, the Servicer or any Originator (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;

(g)    The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. The Seller will not incur any material indirect or overhead expenses for items shared with Triumph, the Servicer or any Originator (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Triumph, in its capacity as Servicer, shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(h)    The Seller’s operating expenses will not be paid by Triumph, the Servicer or any Originator or any Affiliate thereof;

(i)    The Seller will have its own separate stationery;

(j)    The Seller’s books and records will be maintained separately from those of Triumph, the Servicer, each Originator and any other Affiliate thereof and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of Seller;

(k)    All financial statements of Triumph, the Servicer or any Originator or any Affiliate thereof that are consolidated to include Seller will disclose that (i) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (ii) the assets of the Seller are not available to pay creditors of Triumph, the Servicer or the Originators or any other Affiliates of Triumph, the Servicer or the Originators;

(l)    The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of Triumph, the Servicer, the Originators or any Affiliates thereof;

(m)    The Seller will observe limited liability company formalities in its dealings with Triumph, the Servicer, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of Triumph, the Servicer, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Triumph or any Affiliate thereof (other than Triumph in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Triumph, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;

(n)    The Seller will maintain arm’s-length relationships with Triumph, the Servicer, the Originators (and any Affiliates thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor Triumph, the Servicer or any Originator, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, Triumph, the Servicer and the Originators will promptly correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

(o)    The Seller shall have a separate area from Triumph, the Servicer and each Originator for its business (which may be located at the same address as such entities) and to the extent that any other such entity has offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses; and

(p)    To the extent not already covered in paragraphs (a) through (o) above, Seller shall comply and/or act in accordance with the provisions of Section 6.4 of the Sale Agreement.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)    (i) the Seller, Triumph, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document, except as otherwise provided herein, such failure shall, solely to the extent capable of cure, continue for 15 days after the earlier of any such Person’s knowledge or notice thereof or (ii) the Seller, Triumph, any Originator or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall remain unremedied for two Business Days after the earlier of any such Person’s knowledge or notice thereof;

(b)    any representation or warranty made or deemed made by the Seller, any Originator or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Seller or the Servicer or any Originator pursuant to this Agreement or any other Transaction Document, shall fail to have been true or correct in any material respect when made or deemed made or delivered and shall remain incorrect or untrue for 10 days after knowledge or notice thereof (if the representation or warranty is of a type that is capable of being cured);

(c)    the Seller or the Servicer shall fail to deliver any Information Package or Weekly Report when due pursuant to this Agreement, and such failure shall remain unremedied for five Business Days after the earlier of such Person’s knowledge or notice thereof;

(d)    this Agreement or any Purchase or reinvestment pursuant to this Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable first-priority perfected undivided percentage ownership or security interest in favor of the Administrator (for the benefit of the Purchasers) in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim (other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.), or (ii) cease to create with respect to the Pool Assets in favor of the Administrator (for the benefit of the Purchasers), or the interest of the Administrator (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first-priority perfected security interest, free and clear of any Adverse Claim (other than the Judgment Lien solely in respect of Receivables originated by Triumph Composite Systems, Inc.);

(e)    the Seller, Triumph, the Servicer or any Originator shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Triumph, the Servicer or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any

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substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Triumph, the Servicer or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(f)    (i) the (A) Default Ratio shall exceed 3.5% or (B) Delinquency Ratio shall exceed (x) solely for the calendar months of August 2020, September 2020 and October 2020, respectively, 15.0%, and (y) for any other calendar month, 12.0%, (ii) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 2.5%, (B) the Delinquency Ratio shall exceed (x) solely for the three-calendar-month periods ending on the last day of August 2020, September 2020 and October 2020, respectively, 12.5% and (y) for any other three-calendar-month period, 10.0%, or (C) the Dilution Ratio shall exceed 4.5% or (iii) Days’ Sales Outstanding exceeds 65 days;

(g)    a Change in Control shall occur;

(h)    the Purchased Interest shall exceed 100% for two consecutive Business Days;

(i)    (A) a default or event of default shall occur at any time under the terms of any other agreement involving Material Indebtedness, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Material Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any such Material Indebtedness (and such right shall not have been waived) or the termination of any commitment to lend thereunder, or (B) without limiting the foregoing, there occurs and is continuing any event of default giving rise to a right of acceleration or termination under (x) the 2014 Bonds, (y) the 2017 Bonds or (z) the Second Lien Indenture;

(j)    the occurrence of any event that results in or is reasonably likely to result in either the Internal Revenue Service or the Pension Benefit Guaranty Corporation filing one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of Seller, Triumph, any Originator or any ERISA Affiliate;

(k)    a Purchase and Sale Termination Event shall have occurred;

(l)    Triumph shall fail to perform in any material respect any of its obligations under the Performance Guaranty; or

(m)    any Letter of Credit is drawn upon and is not fully reimbursed in accordance with Section 1.17 of this Agreement.

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